[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made as of September 24, 2013 (the “Effective Date”) by and between Shin Nippon Biomedical Laboratories, Ltd., a Japanese corporation with a principal place of business at 2438 Miyanoura, Kagoshima-shi, Kagoshima-ken 891-1394, Japan (“SNBL”), and Transcept Pharmaceuticals, Inc. a Delaware company with a principal place of business at 1003 West Cutting Boulevard, Point Richmond, California 94804, U.S.A. (“TRANSCEPT”). In this Agreement, either SNBL or TRANSCEPT may be referred to individually as a “Party”, or collectively as the “Parties”.

BACKGROUND

A.SNBL owns or controls certain proprietary nasal drug delivery technology currently known as the [***] technology comprising a nasal powder formulation delivered by a specialized nasal drug delivery device;

B.TRANSCEPT is developing the Compound (as defined in Section 1.5);

C.SNBL and TRANSCEPT have entered into that certain Feasibility Study and Option-for-License Agreement dated May 20, 2013 (the “Feasibility Agreement”);

D.TRANSCEPT desires to exercise its option under the Feasibility Agreement to obtain a license to develop and commercialize products that combine SNBL’s proprietary nasal drug delivery technology with the Compound, and SNBL desires to grant TRANSCEPT such a license, all as set forth in more detail and on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS / INTERPRETATION
1.1    “Accounting Standards” means (a) with respect to TRANSCEPT and calculations to be performed by TRANSCEPT, the generally accepted accounting principles (“GAAP”) of the United States, and (b) with respect to SNBL and calculations to be performed by SNBL, the generally accepted accounting principles in Japan or the International Financial Reporting Standards, in each case (a) and (b) as consistently applied by such Party throughout its enterprise.
1.2    “Acquiring Entity” means a Third Party (a) that merges or consolidates with or acquires a Party or an Affiliate of a Party, or (b) to which a Party or an Affiliate of a Party transfers all or substantially all of its assets to which this Agreement pertains.
1.3    “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, owns or controls, is owned or controlled by or is under common control with the first Person, in each case only for so long as such control exists.

For purposes of this definition, “control” means (a) direct or indirect ownership of more than fifty percent (50%) (or, if less than or equal to fifty percent (50%), the maximum ownership interest permitted by applicable Laws) of the stock or shares having the right to vote for the election of directors of such corporate entity or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
1.4    “Commercially Reasonable Efforts” means, with respect to the development, manufacture and/or commercialization of a Product and any other activities conducted under the Agreement with respect to a Product, the level of efforts and resources commonly used in the pharmaceutical or biotechnology industry by a similarly situated company of similar size and resources in the exercise of its reasonable business discretion with respect to a product at a similar stage in its development or product life, that is of similar commercial potential, taking into account actual or potential issues including, but not limited to, issues relating to efficacy, safety, manufacturing, quality, supply, regulatory or market exclusivity, patents and intellectual property protection, product profile, labeling, pricing, reimbursement, distribution, market potential, competitive conditions, the regulatory environment, and any other technical, legal, scientific, medical, operational or commercial factors that could reasonably be expected to affect profitability of the product.
1.5    “Compound” means the compound known as Dihydroergotamine or DHE, [***].
1.6    “Control” means, with respect to particular Know-How or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Know-How or Patent the right, license or sublicense, as applicable, of the scope granted to such other Party in this Agreement without giving rise to a violation of the terms of any written agreement with any Third Party; provided, however, that for rights acquired or licensed from Third Parties after the Effective Date, no additional payment is due to such Third Parties as a result of the grant or exercise of such right, license or sublicense, or otherwise such other Party agrees to pay such additional payment due to such Third Parties for such right, license or sublicense. “Controlled” and “Controlling” have their correlative meanings. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by a Party or its Affiliates: (i) any technology owned or controlled by any Acquiring Entity immediately prior to the effective date of merger, consolidation, acquisition or transfer with such Party or its Affiliate, and (ii) any technology that any Acquiring Entity subsequently (x) develops without accessing or practicing the subject matter within the Licensed Technology or (y) licenses or otherwise obtains or acquires from a Third Party, in each case (x) and (y) after the effective date of merger, consolidation, acquisition or transfer with such Party or its Affiliate.
1.7    “Cover” means, with respect to any subject matter, that the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a Patent at the time thereof.  For clarity, with respect to a claim within a patent application,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Cover” includes infringing a claim in such patent application if it was issued as then prosecuted.  “Covered” or “Covering” shall have their correlative meanings.
1.8    “Device” means the single-use version of SNBL’s proprietary nasal delivery device [***] as further described in Exhibit 1.8.
1.9    “Device Master File” means a master file as defined in 21 CFR §814.3, or a comparable submission of manufacturing or other information with respect to any medical device product (or any component thereof) to a Regulatory Authority made in accordance with applicable Laws by a Person who intends to authorize other Persons to rely on the information to support a submission to such Regulatory Authority without the holder of such master file having to disclose the information to the other Person(s).
1.10    “Device Specifications” means those specifications for the Device set forth on Exhibit 1.8, as modified by mutual agreement of the Parties (such agreement not to be withheld if such modification is reasonably necessary to support a Regulatory Approval Application).
1.11    “EU” shall mean all member states of the European Union as may be updated from time to time.
1.12    “FDA” means the United States Food and Drug Administration and any successor agency thereto performing similar functions.
1.13    “Field” means the treatment of any disease or other condition in humans.
1.14    “First Commercial Sale” means the first sale for consideration to a Third Party of the Product to be used for commercial purposes in a given regulatory jurisdiction of the Territory after all applicable Regulatory Approvals required prior to commercial sale of the Product in such jurisdiction has been obtained. Sales or other transfers for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing or any non-registration studies where the Product is supplied by or under the authority of TRANSCEPT shall not constitute a First Commercial Sale.
1.15    “Formulation Technology” means SNBL’s proprietary nasal drug delivery formulation technology as further described on Exhibit 1.15, including its powdery drug carrier [***].
1.16     “Generic Product” means, with respect to a Product, any pharmaceutical product that [***].
1.17    “Invention” means any discovery, finding, invention, technology or any improvement thereof, whether patentable or not, that is conceived or reduced to practice during the performance of this Agreement, individually or jointly, by or on behalf of the Parties.
1.18    “Know-How” means any data, results, technology, business information and other information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, research, preclinical and clinical test data (including original patient report forms, investigator reports, clinical protocols, statistical analyses, expert opinions and reports)), manufacturing data (including, analytical and quality control data, stability data, other study data and procedures and other chemistry, manufacturing and control (CMC) data), safety or other adverse reaction files and complaint files, presentations and papers from academic meetings or market research, in each case, together with all supporting data and raw source data therefor; provided, however, Know-How shall exclude any and all patient‑specific and other similar data to the extent such exclusion is required by Laws. Know-How excludes any and all Patents.
1.19    “Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Regulatory Authority, other governmental authority or court of competent jurisdiction within the applicable jurisdiction .
1.20    “Licensed Technology” means the Licensed Know-How and Licensed Patents.
1.20.1    “Licensed Know-How” means any and all Know-How Controlled by SNBL and its Affiliates during the Term, including all Know-How developed by or on behalf of SNBL (solely or jointly with TRANSCEPT) in the performance of activities under this Agreement, including any SNBL Technology Improvements and Joint Inventions, that is reasonably necessary for the development, manufacture, sale, use, offer for sale or importation of the Product; provided that Licensed Know-How shall exclude such Know-How, if and to the extent such items (i) are specifically directed to, and do not have general applicability apart from, the delivery of [***] other than the Compound; or (ii) relate to SNBL’s proprietary [***] testing methods.
1.20.2    “Licensed Patents” means (i) the Patents listed on Exhibit 1.20.2 and (ii) any other Patents Controlled by SNBL or its Affiliates during the Term (solely or jointly with TRANSCEPT), including Patents claiming any SNBL Technology Improvements or Joint Inventions, which claim (specifically or generically) (a) composition of the Product, or (b) methods for the manufacture or use of the Product.
1.21    “NDA” means a New Drug Application, as described in the FDA regulations, 21 CFR §314.50, including all amendments and supplements thereto, or similar applications filed with a Regulatory Authority in any other jurisdiction.
1.22    “Net Sales” means the total amount invoiced or otherwise billed by TRANSCEPT and its sublicensees for sales or other commercial dispositions of the Product less the following (collectively, “Net Sales Deductions”): (a) transportation charges, freight, postage, shipping and insurance (but only insurance related to protecting the particular shipment against physical loss or damage); (b) taxes (other than taxes based on income), tariffs, customs duty, surcharges, excise or other duty and any other governmental charges, all to the extent imposed upon the sale, transportation or delivery of the Product and paid by the seller; (c) trade discounts, quantity discounts, cash discounts, rebates, allowances, credits or charge backs; (d) other adjustments, allowances or credits (calculated on a per unit basis) to customers relating to the Product; (e) provisions for bad debts

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(net of any bad debts later recovered); and (f) provision for product returns, including for recalls or damaged goods. Net Sales and Net Sales Deductions in territories outside the US will be calculated as described in Section 7.6 for the given royalty calculation period. Net Sales and Net Sales Deductions shall be calculated in accordance with Accounting Standards (as applied to TRANSCEPT) in a manner consistent with TRANSCEPT’s existing accounting policies as applied to similar transactions and will be denominated in US dollars. Sales of the Product between TRANSCEPT and its sublicensees shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales shall include the subsequent final sales to Third Party customers by TRANSCEPT or any such sublicensees. If a sale, transfer or other disposition with respect to the Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value, which generally will mean the selling party’s average sales price (excluding Net Sales that are not at arm’s length) for the calendar quarter in the country where such sale took place. A sale or other commercial disposition of Product is deemed to occur upon the invoicing or billing therefor by TRANSCEPT or its sublicensee, as applicable. Any Products used (but not sold for more than nominal consideration) for sample, promotional, advertising or humanitarian purposes or used (but not sold for more than nominal consideration) for clinical or other research purposes shall not be considered in determining Net Sales hereunder.
1.23    “Non-Product-Specific Patent” means any Licensed Patent that is not a Product-Specific Patent.
1.24    “Patent” means any of the following, whether existing now or in the future anywhere in the world: (a) any issued patent, including inventor's certificates, substitutions, extensions, confirmations, reissues, reexamination, renewal or any like governmental grant for protection of inventions; and (b) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuations-in-part, provisional and converted provisional applications. Patents exclude any and all Know-How.
1.25    “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority, or any other entity not specifically listed herein.
1.26    “Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the condition being studied, as further described in 21 CFR §312.21(c), or which is designed and intended to be of a size and statistical power sufficient to serve as a pivotal study to support the filing of a Regulatory Approval Application for the condition being studied (including in either case any such clinical study in any country other than the United States).
1.27     “Product” means the product consisting of (i) a pharmaceutical product containing the Compound, as the only active pharmaceutical ingredient, formulated using the Formulation Technology and (ii) the Device that contains such pharmaceutical product.
1.28    “Product-Specific Claim” means any Patent claim that recites specifically the Product. For clarity, Product-Specific Claims [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.29    “Product-Specific Patent” means any Licensed Patent that only contains Product-Specific Claims.
1.30     “Prosecution and Maintenance” means, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as reexaminations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, the defense of oppositions, inter partes review, supplemental examination, and other similar proceedings with respect to the particular Patent; and “Prosecute and Maintain” shall have the correlative meaning.
1.31    “Regulatory Approval” means all approvals or clearances (including, where applicable, pricing and reimbursement approval and schedule classifications), product or establishment licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacture, use, storage, import, export, transport, offer for sale, sale and marketing of a pharmaceutical product or medical device or combination thereof, as applicable, in a regulatory jurisdiction.
1.32    “Regulatory Approval Application” an application for Regulatory Approval (including NDA) filed with or submitted to any Regulatory Authority to obtain permission to initiate marketing and sales of the Product for the Field within the applicable regulatory jurisdiction.
1.33    “Regulatory Authority” means any governmental regulatory authority (whether regional, federal, state or local) that regulates the development, manufacture, market approval, sale, distribution, packaging or use of any pharmaceutical product or medical device or combination thereof for the Field, including the FDA.
1.34    “Regulatory Material” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with any Regulatory Authorities responsible for the acceptance, review or approval thereof (including minutes of meeting with such Regulatory Authorities) that are reasonably necessary for the development, manufacture, marketing, sale or other commercialization of the Product in a particular country or regulatory jurisdiction. Regulatory Materials include Regulatory Approval Applications.
1.35    “SNBL Competitor” means any Person [***].
1.36    “Territory” means the entire world.
1.37    “Third Party” means any Person other than SNBL or TRANSCEPT or any Affiliate of either Party.
1.38    “Valid Claim” means a claim within an issued patent or pending patent application that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue or disclaimer; provided that, on a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

country-by-country basis, a claim in a patent application pending for more than [***], after the earliest filing date to which such claim is entitled, shall not be considered a Valid Claim for purposes of this Agreement unless and until a patent issues with such claim.
1.39    Additional Definitions. Each of the following terms shall have the meaning described in the corresponding Section of this Agreement indicated below:

Term	Section	Indemnitee	11.2
Adverse Drug Experience	5.3	Infringing Product	9.4.1
Adverse Drug Reaction	5.3	[***]	[***]
Annual Net Sales	7.3	JAMS	13.2.2
Backup CMO	6.3.3	JAMS Rules	13.2.2
cGMP	6.2.9	JDC	3.1.1
Commercial Milestone Event	7.3	Joint Invention	9.1.2
Commercial Milestone Payment	7.3	Material Supply Delay	6.2.4
Commercialization Plan	4.2.2	Net Sales Deductions	1.22
Competing Activities	2.2	Non-Conforming Devices	6.2.10
Competing Product	2.2	Prior CDA	8.1.6
Confidential Information	9.1.1	Product Development Plan	4.1.1
Controlling Party	9.4.4	Product Trademarks	4.1.1
Cooperating Party	9.4.4	Progress Report	4.3
Defending Party	9.3	Purchase Order	6.2.3
Development Milestone Event	7.2	Receiving Party	8.1.1
Development Milestone Payment	7.2	Royalty Term	7.4.2
Device Development Plan	4.1.2	SNBL CMO	6.2.1
Disclosing Party	8.1.1	SNBL Technology Improvement	9.1.1
Dispute	13.1	Supply Agreement	6.3.2
Enforcement Action	9.4.2(a)	Technology Transfer Plan	5.1
Feasibility Agreement	Background, C	Term	12.1
GAAP	1.1	Third Party Claim	11.1.1
Indemnifying Party	11.2	Third Party Supplier	6.3.3
1.40    Interpretation. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless the context clearly requires otherwise, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation,” whether or not such additional words are written; (b) the word “or” shall have its inclusive meaning of “and/or” except when paired as “either/or”; (c) the word “day” or “quarter” or “year” means a calendar day or quarter or calendar year unless otherwise specified; (d) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (e) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including the Exhibits hereto); (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

plural number also include the plural or singular number, respectively; (i) references to any specific Law, article, section or other division thereof, shall be deemed to include the then‑current amendments thereto or any replacement thereof; and (j) neither Party not its Affiliates shall be deemed to be acting “on behalf of” or “under the authority of” the other Party hereunder.
ARTICLE 2
LICENSES
2.1    License to TRANSCEPT.
2.1.1    General. Subject to the terms and conditions of this Agreement, SNBL hereby grants to TRANSCEPT an exclusive, royalty-bearing license (with the right to sublicense in accordance with Section 2.2), under the Licensed Technology to (i) develop, use, sell, offer for sale, import or otherwise commercialize the Product, and (ii) subject to Article 6, make or have made the Product (using the Device supplied by SNBL or a Third Party permitted under this Agreement); in each case of (i) and (ii) solely for the Field within the Territory. For the avoidance of doubt, TRANSCEPT’s Affiliate may not exercise any right granted by SNBL to TRANSCEPT hereunder unless and until TRANSCEPT has granted a sublicense to such Affiliate pursuant to Section 2.1.2 below.
2.1.2    Sublicensing.
(a)    Subject to Section 2.1.2(c) below, TRANSCEPT has the right to grant sublicenses under the license granted to it under Section 2.1.1 to any Affiliate or Third Party, other than a SNBL Competitor, to commercialize the Product in EU, Japan, Australia, New Zealand, Canada, the United States and/or the Territory in its entirety without SNBL’s prior written approval.
(b)    Subject to Section 2.1.2(c) below, TRANSCEPT has the right to grant sublicenses under the license granted to it under Section 2.1.1 to any Affiliate or Third Party, other than a SNBL Competitor, to commercialize the Product in any territory in the Territory other than as set forth in Section 2.1.2(a) above; provided that TRANSCEPT shall obtain SNBL’s prior written approval prior to granting any such sublicense to any Third Party (but not Affiliate), which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    With respect to any sublicense granted under Section 2.1.2(a) or Section 2.1.2(b) above, (i) TRANSCEPT shall have entered into a written agreement with its sublicensee that shall be consistent and not conflict with, and shall be subordinate to, the terms and conditions of this Agreement (including for clarity, Section 2.2); and (ii) TRANSCEPT shall remain responsible to SNBL for any violations by such sublicensee of the terms and conditions of this Agreement. Within [***] days after the execution by TRANSCEPT of a sublicense agreement of the rights granted to TRANSCEPT by SNBL under the terms of this Agreement, TRANSCEPT shall provide SNBL with a copy of such sublicense agreement, which copy may be redacted to remove any and all information not applicable to the obligations of TRANSCEPT under this Agreement. Without limiting the foregoing, if a sublicensee is in breach of the applicable sublicense agreement and such breach, if committed by TRANSCEPT, would be a material breach of TRANSCEPT’s obligations to SNBL under this Agreement, TRANSCEPT shall, at its own expense,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

enforce the applicable terms of such sublicense agreement against the sublicensee, including termination thereof in accordance with the terms of such sublicense agreement. For clarity, TRANSCEPT shall be and remain responsible to SNBL for any breach of this Agreement or any sublicense by any of its sublicensees, including all damages due to SNBL as a result of such breach. The entry by TRANSCEPT into a sublicense shall not relieve TRANSCEPT of its obligations under this Agreement, including the obligation to report the Net Sales of such sublicensee and ensure payment of royalties to SNBL in accordance with the terms and conditions of this Agreement.
2.2    Exclusivity of Efforts. During the Term, neither TRANSCEPT (or any of its Affiliates) nor SNBL (or any of its Affiliates) shall, outside of their activities under this Agreement, (i) conduct, participate in or sponsor, directly or indirectly, any activities directed toward the development or commercialization of any Competing Product within the Territory (collectively, such activities “Competing Activities”) or (ii) appoint, license or otherwise authorize any Third Party to perform any Competing Activities. For purposes of the foregoing, “Competing Product” means [***]. For clarity, [***], subject to the terms and conditions of this Agreement, including without limitation the confidentiality and non-use provisions set forth in Article 8 relating to TRANSCEPT’s Confidential Information.
2.3    No Implied Licenses. Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any intellectual property right, whether by implication, estoppel or otherwise. All rights with respect to Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof, and no implied licenses are granted under this Agreement.
ARTICLE 3
GOVERNANCE
3.1    Joint Development Committee.
3.1.1    Establishment. Promptly after the Effective Date, TRANSCEPT and SNBL shall establish a joint development committee (the “JDC”) to oversee, review and coordinate the activities of the Parties under this Agreement with respect to the development of the Product for the Field within the Territory.
3.1.2    Responsibilities. The JDC shall be responsible for: (i) overseeing, reviewing and monitoring the Parties’ performance of development activities with respect to the Product and the Device under this Agreement; (ii) facilitating access to and the exchange of information between the Parties related to the development of the Product; (iii) reviewing the Device Development Plan and the Product Development Plan and any amendment to either of the foregoing; and (iv) undertaking such other matters as are specifically provided for the JDC under this Agreement.
3.1.3    Membership. The JDC shall be comprised of an equal number of representatives from each of SNBL and TRANSCEPT and unless otherwise agreed such number shall be three (3) employees from each of SNBL and TRANSCEPT. Either Party may replace its respective JDC representatives at any time with prior notice to the other Party, provided that such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. Unless otherwise agreed by the Parties, the JDC shall have at least one representative with relevant decision-making authority from each Party such that the JDC is able to effectuate all of its decisions within the scope of its responsibilities. Each Party shall appoint one lead JDC representative who will be responsible for coordinating with each other for calling meetings, preparing and circulating an agenda in advance of each meeting (which agenda will include every matter requested by either Party), and preparing and issuing minutes of each meeting within thirty (30) days thereafter.
3.1.4    Term of JDC. The Parties shall maintain the JDC in accordance with this Article 3 until the later of (i) filing of the first NDA for the Product by or on behalf of TRANSCEPT or its sublicensee and (ii) notice by a Party to the other Party referencing this Section 3.1.4 terminating the JDC.
3.2    Meetings. The JDC shall hold meetings (either in person or by teleconference) at such times and places as the Parties may mutually agree, provided that, unless the Parties agree otherwise, the JDC shall meet at least quarterly. Each Party shall bear its own costs associated with attending such meetings. As appropriate, other employees of the Parties may attend JDC meetings as nonvoting observers, but no Third Party personnel may attend unless otherwise agreed by the Parties; provided that all such employees or Third Party personnel are bound by obligations of confidentiality and non-use with respect to the Confidential Information of each Party that are no less stringent as those set forth in Article 8. Each Party may also call for special meetings to resolve particular matters requested by such Party.
3.3    Decision Making. Decisions of the JDC shall be made by consensus of the members present in person or by other means (e.g., teleconference) at any meeting, with at least one (1) representative from each Party participating in such vote and with all JDC representatives from each Party, collectively, having one (1) vote. The members of the JDC shall at all times use good faith efforts to reach consensus on matters properly referred to the JDC. In the event the JDC is unable to reach consensus with respect to a particular matter despite such good faith efforts, then such matter shall be resolved in accordance with the procedures set forth in Article 13; provided that subject to Section 4.1.2, with respect to matters pertaining to how any particular activities should be conducted pursuant to the Product Development Plan, TRANSCEPT shall have the final decision-making authority. Notwithstanding anything herein to the contrary, the JDC shall not have any authority to amend, modify or waive compliance with any term or condition of this Agreement or require either Party to incur any expense or perform any activity not specifically provided in this Agreement. For clarity, any material change to the Product Development Plan that would change the obligations or rights of SNBL under this Agreement would require the prior written consent of SNBL.
3.4    Day-to-Day Responsibilities. Each Party shall: (i) be responsible for day-to-day implementation and operation of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of the JDC within the scope of their authority

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

specified herein; and (ii) keep the other Party informed as to the progress of such activities as reasonably requested by the other Party and as otherwise determined by the JDC.
ARTICLE 4
DEVELOPMENT AND COMMERCIALIZATION OF THE PRODUCT
4.1    Development.
4.1.1    Product Development. Subject to Section 4.1.2 below, TRANSCEPT (directly or through its sublicensees) shall fund, lead and be responsible for the development of the Product in accordance with the development plan prepared by TRANSCEPT (the “Product Development Plan”). An initial Product Development Plan is attached hereto as Exhibit 4.1.1. From time to time during the Term, but not less frequently than [***], TRANSCEPT will prepare an updated Product Development Plan and will submit such updated Product Development Plan to the JDC during the term of the JDC, or to SNBL after the term of the JDC, for review. TRANSCEPT shall use Commercially Reasonable Efforts to conduct such development activities, including conducting clinical trials, as may be reasonably necessary or desirable to obtain Regulatory Approvals for the Product for the Field initially to support and maintain Regulatory Approval for the United States and thereafter in other [***] markets in the Territory (if any) in accordance with the Product Development Plan, including the timelines set forth therein. With respect to TRANSCEPT’s obligation to use Commercially Reasonable Efforts to develop the Product under this Agreement, TRANSCEPT shall be deemed to have satisfied such obligation if [***]. It is understood and agreed that, except as otherwise expressly provided herein, all development efforts for the Product for the Field within the Territory shall be at the sole expense of TRANSCEPT. Notwithstanding anything to the contrary, in the event that SNBL fails to develop the Device pursuant to Section 4.1.2 or to timely supply Devices ordered by TRANSCEPT in accordance with Article 6, TRANSCEPT shall not be liable for any failure to comply with any of its diligence obligations under this Section 4.1.1 to the extent such failure results from SNBL’s failure to develop the Device pursuant to Section 4.1.2 or timely supply Devices ordered by TRANSCEPT in accordance with Article 6, and any such non-compliance by TRANSCEPT shall not constitute a breach of this Agreement.
4.1.2    Device Development. SNBL shall use Commercially Reasonable Efforts to develop, at SNBL’s expense, the Device to be supplied by SNBL to TRANSCEPT and incorporated into the Product under this Agreement pursuant to a device development plan prepared by SNBL (the “Device Development Plan”). An initial Device Development Plan is attached hereto as Exhibit 4.1.2. From time to time during the Term, but not less frequently than [***], SNBL will prepare an updated Device Development Plan and will submit such updated Device Development Plan to the JDC for review. For the avoidance of doubt, SNBL shall have the sole right to control in all aspects the development of the Device; provided that SNBL shall, (i) conduct such development in compliance with Laws in all material aspects; (ii) through the JDC, keep TRANSCEPT reasonably informed on the progress of the development of the Device, and (iii) make available to TRANSCEPT Regulatory Materials generated from the development of the Device applicable to the Product as further set forth in Section 5.2.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2    Commercialization.
4.2.1    General. TRANSCEPT shall use Commercially Reasonable Efforts to commercialize the Product for the Field, initially in the United States and thereafter in other [***] markets in the Territory (if any). Without limiting the foregoing, TRANSCEPT agrees to, directly or through one or more of its sublicensees, use Commercially Reasonable Efforts to launch the Product for the Field in those territories in the Territory set forth in the Commercialization Plan, and to market, promote and sell the Product for the Field throughout such territories. It is understood and agreed that, as between the Parties, all commercialization efforts for the Product for the Field within the Territory shall be at the sole expense of TRANSCEPT and TRANSCEPT shall have the sole right to control in all aspects the commercialization of the Product subject to its obligations hereunder.
4.2.2    Commercialization Plan. At least [***] months in advance of [***], TRANSCEPT shall submit to SNBL an initial plan for the commercialization of the Product for the Field within the Territory (the “Commercialization Plan”), which Commercialization Plan shall be updated at least [***]. Commercialization Plan shall reflect the relevant aspects of the marketing, reimbursement, formulary access, sales force incentive and sales strategy for the Product in the Territory. TRANSCEPT shall provide each such Commercialization Plan and any material modification or addition thereto to SNBL for its review and comment, and TRANSCEPT shall consider in good faith the comments of SNBL with respect thereto.
4.3    Reporting. Without limiting any other provisions of this Agreement, TRANSCEPT shall keep SNBL reasonably informed directly or through the JDC (during the term of the JDC) as to the progress of its activities with respect to the development and commercialization of the Product, and SNBL shall keep TRANSCEPT reasonably informed directly or, during the term of the JDC, through the JDC as to the progress of its activities with respect to the development of the Device. Without limiting the foregoing, [***], TRANSCEPT shall provide SNBL a written report (each, a “Progress Report”) describing in reasonable detail: [***]. All contents of all Progress Reports shall constitute the Confidential Information of TRANSCEPT and shall be subject to the confidentiality and non-use provisions set forth in Article 8. In addition, each Party shall promptly notify the other Party if such Party anticipates or there are material deviations from the then-current Device Development Plan, Product Development Plan or Commercialization Plan, as applicable, and such Party shall discuss in good faith and keep such other Party informed as to any corrective actions that it intends or is taking to address such deviations.
4.4    Trademarks.
4.4.1    Product Trademarks. TRANSCEPT shall have the right to select names and all trademarks used in connection with the commercialization of the Product including special promotional or advertising taglines, in each case in the Territory (all such trademarks specific to the Product and including all goodwill associated therewith, and all applications, registrations, extensions and renewals relating thereto, shall be referred to as “Product Trademarks”). As between the Parties, TRANSCEPT shall be the exclusive owner of the Product Trademarks.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4.2    Licensor Status of SNBL. To the extent permitted by applicable Laws, at SNBL’s election, the labels and packaging of the Product and all promotional materials and scientific publications for the Product shall include text identifying SNBL as the licensor of the Formulation Technology used in the Product in a manner consistent with standard industry practice.
ARTICLE 5
TECHNOLOGY TRANSFER / REGULATORY MATTERS
5.1    Technology Transfer. Promptly after the execution of this Agreement, SNBL shall transfer to TRANSCEPT the information and materials set forth in the technology transfer plan attached hereto as Exhibit 5.1 (the “Technology Transfer Plan”). TRANSCEPT shall reimburse the reasonable out-of-pocket expenses incurred by SNBL in connection with its performance of the Technology Transfer Plan. It is understood that except as expressly set forth in the Technology Transfer Plan or as set forth in Section 6.3.3, SNBL is not obligated to perform any other technology transfer unless otherwise mutually agreed by the Parties. The Parties acknowledge and agree that all Licensed Know-How disclosed to TRANSCEPT under this Agreement and the Feasibility Agreement shall be deemed Confidential Information of SNBL. Accordingly, TRANSCEPT may use and disclose such Licensed Know-How solely in the exercise of the license granted to TRANSCEPT under Article 2 and subject to the terms and conditions set forth in Article 8.
5.2    Regulatory Filings and Regulatory Approvals.
5.2.1    Except as expressly provided herein, as between the Parties, TRANSCEPT (itself or through its sublicensees) shall have the sole right to and be responsible for preparing and submitting to applicable Regulatory Authorities any and all Regulatory Materials for the Product and obtaining and maintaining any and all Regulatory Approvals for the Product for the Field within the Territory. TRANSCEPT shall keep SNBL reasonably and regularly informed of the preparation and submission of all Regulatory Materials, Regulatory Authority communications and review of Regulatory Materials, and Regulatory Approvals for the Product for the Field within Territory. SNBL agrees, at TRANSCEPT’s request and expense, to make available as described in the following sentence information in SNBL’s Control or otherwise execute, acknowledge and deliver further instruments, as reasonably necessary to assist TRANSCEPT in preparing or submitting Regulatory Materials and obtaining or maintaining Regulatory Approvals for the Product for the Field within the Territory. SNBL may, at its election, either (i) provide directly to TRANSCEPT such data, results and other information generated from the development or manufacturing of the Device hereunder that are Controlled by SNBL, or (ii) submit and maintain a Device Master File and other similar confidential Regulatory Materials with the FDA and other Regulatory Authorities for the Device, in those regulatory jurisdictions where the Regulatory Authority allow such filings and provide TRANSCEPT and its sublicensees the right to reference such Device Master Files or such other Regulatory Materials; in each case (i) and (ii), to the extent reasonably necessary to support any Regulatory Approval Application for the Product for the Field within the Territory. It is understood that SNBL shall own the Device Master File and such other similar confidential Regulatory Materials and reserves the right to grant Third Parties the right to reference its Device Master Files and other similar confidential Regulatory Materials for purposes other than obtaining Regulatory Approval for the Product for the Field within the Territory. Except as expressly set forth

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

in this Agreement or otherwise mutually agreed by the Parties in writing, SNBL shall not be obligated to undertake any development activities or otherwise generate any new information, document or materials in connection with its obligations under this Section 5.2.
5.2.2    To the extent that SNBL has not filed a Device Master File as of the Effective Date and elects to prepare, and then submit and maintain, a Device Master File and other similar confidential Regulatory Materials, SNBL shall provide TRANSCEPT an opportunity to review and provide comments; provided that, to the extent that any portion of the Device Master File or other similar confidential Regulatory Materials is confidential, SNBL shall provide to TRANSCEPT a general summary of such portion. SNBL shall consider in good faith any comments and suggestions provided by TRANSCEPT and, if such comments and suggestions are reasonably necessary for obtaining Regulatory Approval for the Product, incorporate such comments and suggestions into the Device Master File or other similar confidential Regulatory Materials. In the event that the Parties disagree with respect to any comment or suggestion provided by TRANSCEPT, the Parties agree to submit such disagreement to a Third Party that is mutually acceptable to each of SNBL and TRANSCEPT to consider whether such comment or suggestion should be adopted under this Section 5.2.2.
5.3    Information Sharing.
5.3.1    By TRANSCEPT. TRANSCEPT shall provide or make available to SNBL (i) data and information generated from the development of the Product described on Exhibit 5.3, and (ii) all Regulatory Materials and Regulatory Approvals that are Controlled by TRANSCEPT related to the Product; provided that such information and materials shall be deemed TRANSCEPT’s Confidential Information. TRANSCEPT shall use Commercially Reasonable Efforts to obtain Control of all Regulatory Materials and Regulatory Approvals of its sublicensees related to the Product. TRANSCEPT hereby grants to SNBL, its Affiliates and licensees the right to use such data and information and reference such Regulatory Materials for research and development purposes, including obtaining Regulatory Approvals, with respect to any product that does not contain the Compound. SNBL shall use reasonable efforts to obtain and retain similar rights of use and reference from its other licensees of the Licensed Technology, it shall make such information (subject to similar limitations provided herein) available for use by TRANSCEPT for the purpose of obtaining Regulatory Approval with respect to the Product. Notwithstanding anything to the contrary, TRANSCEPT may redact competitively sensitive information from such data and information, and from such Regulatory Materials and Regulatory Approvals.
5.3.2    By SNBL.    To the extent required by TRANSCEPT for the purpose of obtaining Regulatory Approval for the Product, SNBL shall provide or make available to TRANSCEPT information Controlled by SNBL not included within the information made available to TRANSCEPT (directly or through referencing a Device Master File or other similar confidential Regulatory Materials) under Section 5.2 that is reasonably necessary to support Product development and any Regulatory Approval Application; provided that SNBL shall have the right to redact from information provided or made available to TRANSCEPT any information that is not specifically directed towards [***] and to designate any information provided or made available to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

TRANSCEPT as Confidential Information. TRANSCEPT shall have the right to use such information solely for the purpose of obtaining Regulatory Approval for the Product.
5.4    Adverse Events. As between the Parties, TRANSCEPT shall have all regulatory responsibilities as the manufacturer and distributor of finished Product. Accordingly, TRANSCEPT shall be solely responsible for (a) reporting all Adverse Drug Reactions to the applicable Regulatory Authority in the Territory; (b) handling medical and technical complaints and disputes with the applicable Regulatory Authority, patients and physicians in the Territory; and (c) dealing with Product recalls; provided that TRANSCEPT shall keep SNBL reasonably informed thereof and coordinate with SNBL in communications with any Regulatory Authority with respect thereto. TRANSCEPT and its sublicensees shall also enter into safety exchange and pharmacovigilance agreement(s), which shall: (i) provide detailed procedures regarding the maintenance of core safety information; (ii) require the exchange of safety information and reports of Adverse Drug Reactions for ensuring compliance with the reporting requirements of all applicable Regulatory Authorities; and (iii) provide procedures for the preparation, and periodic review of, a common technical document for use in connection with any filing with a Regulatory Authority relating to the Product. For purposes of the foregoing, “Adverse Drug Reaction” shall have the meaning as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and shall include any “Adverse Drug Experience” as defined in the then-current 21 CFR §§ 312.32 and 314.80.
ARTICLE 6
SUPPLY
6.1    General. Except as otherwise set forth in this Article 6, TRANSCEPT will be responsible for the manufacture, supply, and distribution of the Product for clinical and commercial purposes. SNBL shall use Commercially Reasonable Efforts to assist TRANSCEPT, at TRANSCEPT’s reasonable request and expense, in securing supply of the Product including without limitation by facilitating direct interactions between TRANSCEPT and suppliers known to SNBL (including SNBL’s supplier of [***]) to the extent necessary for TRANSCEPT to manufacture the Product.
6.2    Development Supply of the Device.
6.2.1    General. SNBL shall, itself or through one or more Third Party contract manufacturers (each, an “SNBL CMO”), use Commercially Reasonable Efforts to supply to TRANSCEPT, pursuant to the terms and conditions of this Article 6, quantities of the Device required and ordered by TRANSCEPT to conduct development activities with respect to the Product prior to the initiation of the first Phase III Clinical Trial for the Product.
6.2.2    Price. The price for the clinical or other development supply of Device pursuant to this Section 6.2 shall be the sum of a fixed price in the amount of [***]. By way of example, the price for [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2.3    Purchase Order. TRANSCEPT shall place one or more purchase orders with SNBL for its requirements of clinical or other development supply of the Device (each, a “Purchase Order”) in accordance with SNBL’s or the applicable SNBL CMO’s reasonable lead times therefor. After the execution of this Agreement, as soon as practicable, the Parties will agree on a reasonable lead time, taking into consideration the relevant factors, including order volume and lead time required by applicable material or component suppliers. Each Purchase Order shall specify the requested delivery dates(s), delivery location(s), quantity of Device to be delivered, and shipping requirements. ANY TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT, OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT THAT ARE ADDITIONAL TO OR INCONSISTENT WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.
6.2.4    Acceptance. No Purchase Orders placed by TRANSCEPT pursuant to this Section 6.2 shall be binding upon SNBL unless accepted by SNBL in writing; provided that SNBL shall accept any reasonable Purchase Order placed by TRANSCEPT, in its entirety. SNBL shall provide TRANSCEPT with a written acknowledgement of that portion of each Purchase Order it accepts or rejects in accordance with this Section 6.2.4 within [***] business days of receipt thereof. Any accepted portion of a Purchase Order shall constitute a binding commitment between the Parties for the supply and purchase of the Device.
6.2.5    Notice of Inability to Supply. SNBL shall promptly notify TRANSCEPT of any occurrence of which it becomes aware that it reasonably expects will prevent SNBL or its Third Party contract manufacturers from providing on-time delivery of amounts of the Device specified in any Purchase Order submitted to and accepted by SNBL in accordance with the terms and conditions of this Section 6.2.
6.2.6    Consequences of Delay. In the case of any material failure or anticipated material failure of SNBL to supply TRANSCEPT in accordance with the terms and conditions of this Section 6.2 in the quantities and within the time periods specified in any Purchase Order submitted to and accepted by SNBL in accordance with the terms and conditions of this Section 6.2 (each, a “Material Supply Delay”), SNBL shall use Commercially Reasonable Efforts to remedy the Material Supply Delay and resume supplying the Device meeting the requirements of this Section 6.2 to TRANSCEPT as soon as possible, and upon TRANSCEPT’s request, secure adequate supplies of the Device from alternative sources reasonably acceptable to TRANSCEPT.
6.2.7    Allocation. If despite the measures described in Section 6.2.6 SNBL is unable to supply TRANSCEPT the Device in the quantities and within the time periods specified in any Purchase Order submitted to and accepted by SNBL in accordance with the terms and conditions of this Section 6.2, then the Parties shall discuss and consider in good faith an alternative allocation of inventory and/or resources to maximize the development progress of the Product taking into consideration the timing and impact of any delay on upcoming and ongoing studies or clinical trials for the Product.
6.2.8    Shipping Terms. SNBL shall arrange for the delivery of the Device to the carrier designated by TRANSCEPT for shipping to the location as stated on the Purchase Order

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(including any Third Party location designated by TRANSCEPT). Each shipment of the Device shall be delivered by SNBL FCA (Incoterms 2010) TRANSCEPT’S designated carrier. TRANSCEPT shall be responsible for all the shipping costs (including insurance costs) for the shipping and delivery of the Device hereunder.
6.2.9    Representations and Warranties. SNBL warrants that the Device supplied pursuant to this Section 6.2 shall, at the time of delivery by SNBL: (a) have been manufactured in accordance with cGMPs and (b) comply in all material aspects with the Device Specifications and the information shown on the certificate of analysis provided for the particular shipment. For clarity, the foregoing warranty does not apply to any non-conformity, damage or harm to Device caused by or otherwise related to improper storage, handling, transportation, or usage occurring after delivery by SNBL to the carrier designated by TRANSCEPT. Assuming payment in full of amounts due to SNBL for the particular order of Device by TRANSCEPT, SNBL further warrants that title to such Device supplied pursuant to this Section 6.2 will pass free and clear of any security interest, lien, or other similar encumbrance. For purposes of the foregoing, “cGMP” means then-current good manufacturing practices and standards as provided for (and as amended from time to time) in the current Quality System Regulations (QSR), as defined by the FDA, including 21 CFR § 820 et seq., or other ordinances, rules, regulations or guidance documents established by the FDA and any arrangements, additions or clarifications mutually agreed to by the Parties from time to time.
6.2.10    Non-Conformity. Within [***] days following receipt of each delivery of Device supplied under this Section 6.2, TRANSCEPT or its designee may conduct an inspection of the Device and may reject such quantities of the Device on the grounds that such quantities (i) fail to conform with the applicable shipping requirements as specified under the applicable Purchase Order or (ii) fail to conform to any warranty provided above in Section 6.2.9 (“Non-Conforming Devices”). TRANSCEPT shall notify SNBL in writing of any Non-Conforming Devices within such [***] day period following receipt of each delivery of Device supplied under this Section 6.2 or, if such nonconformity is not evident upon reasonable physical inspection, within [***] days after discovery of such nonconformity. To the extent such Devices constitute Non-Conforming Devices (as confirmed by SNBL or its designee or by a third party laboratory as set forth in this Section 6.2.10), SNBL shall promptly replace, at its expense, each such Non-Conforming Device with a Device conforming to the warranties as provided above in Section 6.2.9. Upon request from SNBL, TRANSCEPT shall return any Non-Conforming Device in accordance with SNBL’s instructions at SNBL’s expense. If the Parties disagree as to whether any quantities of Devices are Non-Conforming Devices, TRANSCEPT shall submit a sample of the relevant shipment of Non-Conforming Devices to an independent testing laboratory of recognized repute selected by TRANSCEPT and approved by SNBL, such approval not to be unreasonably withheld, delayed or conditioned, for analysis of whether such Device constitutes a Non-Conforming Device. The costs associated with such analysis by such independent testing laboratory will be paid by the Party whose assessment of whether the Device constituted a non-Conforming Device was mistaken. The determination by the independent testing laboratory, unless clearly erroneous, will be final and binding.
6.2.11    TRANSCEPT Audit. TRANSCEPT shall have the right, upon reasonable advance notice (in no event less than [***] days) and during regular business hours, to inspect and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

audit (or have inspected or have audited by a Third Party auditor reasonable acceptable to SNBL) the facilities used by SNBL to manufacture the Device (including those of any SNBL CMO) to assure compliance by SNBL with this Agreement, the Device Development Plan and applicable Laws. Such inspections and audits shall not be carried out by TRANSCEPT more than once per year unless there is reasonable cause for additional inspections or audits (including without limitation follow-up relating to a prior major deficiency noted in the course of a previous inspection or audit), in which case more frequent audits will be allowed. Any information made available to TRANSCEPT during such audit or inspection shall be deemed SNBL’s Confidentiality Obligations. At any SNBL CMO’s request, TRANSCEPT shall enter into customary confidentiality agreement with such SNBL CMO prior to such inspection or audit. Notwithstanding the foregoing, in the event SNBL, after using reasonable efforts, fails to obtain the right for TRANSCEPT to inspect and audit any SNBL CMO, SNBL shall obtain for itself such right and, at the request and reasonable expense of TRANSCEPT, SNBL shall exercise such inspection right with respect to such SNBL CMO on TRANSCEPT’s behalf, using a Third Party auditor reasonable acceptable to TRANSCEPT and provide the results of such inspection and audit to TRANSCEPT. If an inspection or audit under this Section 6.2.11 reveals a failure to materially comply with the requirements of this Agreement and applicable Laws, then TRANSCEPT shall promptly provide to SNBL written notice of such fact, which notice shall contain in reasonable detail the deficiency found. The Parties shall discuss in good faith the alleged deficiency and SNBL shall use reasonable efforts to remedy or have remedied such deficiency, or implement a plan to remedy such deficiency, as soon as reasonably practical following receipt of the notification thereof.
6.3    Phase III and Commercial Supply of the Device.
6.3.1    [***] prior to [***], TRANSCEPT shall notify SNBL referencing this Section 6.3 and SNBL shall have the first right to negotiate to be the exclusive supplier of the Device (subject to Sections 6.3.3 and 6.4) to be used by TRANSCEPT and its sublicensees to manufacture finished Product for all other activities hereunder, including further development and commercialization of the Product.
6.3.2    If SNBL notifies TRANSCEPT [***] of SNBL’s receipt of such notice from TRANSCEPT that it desires to so negotiate to be TRANSCEPT’s exclusive supplier of the Device, the Parties shall negotiate exclusively in good faith for a period of [***] months the terms of a supply agreement (the “Supply Agreement”) for the supply by SNBL (directly or through any Third Party contract manufacturer) to TRANSCEPT and its sublicensees of the Device to be used by TRANSCEPT and its sublicensees to manufacture the Product for all other activities hereunder, including further development and commercialization of the Product, provided that it is understood the Supply Agreement will not be finalized and executed until the design of the Device has been validated and verified in accordance with the Device Development Plan. Such supply agreement shall be consistent with the supply terms set forth in Exhibit 6.3; provided that, if the price of the Device under such supply agreement [***].
6.3.3    In connection with the execution of the Supply Agreement, the Parties shall use good faith efforts to establish supply interruption risk-management plan that would be implemented by SNBL with respect to its supply of the Device pursuant to the Supply Agreement;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

however, if the Parties are unable to agree on such plan for any reason, TRANSCEPT shall have the right to, at its own cost (except as otherwise provided in this Section 6.3.3), qualify and establish one or more back-up Third Party manufacturers approved by SNBL, which approval shall not be unreasonably withheld (each, a “Backup CMO”). In such event, SNBL shall perform technology transfer to such Backup CMO(s) to the extent necessary to enable such Backup CMO(s) to manufacture and supply the Device for TRANSCEPT and its sublicensees hereunder; provided that each such Backup CMO is bound by a written agreement that (i) is consistent with terms of this Agreement, including information sharing, confidentiality and intellectual property ownership provisions consistent with those set forth in Article 8 and Article 9, (ii) provides a right for SNBL to conduct periodic on-site audits of the Backup CMO for the sole purpose of monitoring the Backup CMO’s compliance with its confidentiality obligations; (iii) expressly provides that SNBL is a third party beneficiary to such agreement with respect to its confidentiality and non-use obligations and intellectual property ownership provisions. TRANSCEPT agrees to reasonably cooperate with SNBL to enforce against such Backup CMO for any breach of confidentiality or non-use obligations or intellectual property ownership provisions under such agreement. TRANSCEPT shall reimburse SNBL the amount of costs and expenses reasonably incurred by SNBL in performing the technology transfer contemplated hereunder in excess of [***]. TRANSCEPT shall have the right to supply its and its sublicensee’s requirements for the Device using the Backup CMO(s) only (a) to the extent that SNBL fails to supply Devices in accordance with the Supply Agreement and (b) such number of Devices as is reasonably necessary for the Backup CMO(s) to maintain commercial readiness but, with respect to such commercial readiness under (b), in no event exceeding [***] of all Devices used by TRANSCEPT or its sublicensees for commercial purposes pursuant to this clause (b) unless SNBL fails to meet its supply obligations under the Supply Agreement.
6.4    Third Party Supplier. In the event the Parties fail to enter into the Supply Agreement pursuant to Section 6.3 for any reason, then TRANSCEPT shall have the right to seek the supply of the Device from one or more Third Party manufacturers approved by SNBL, which approval shall not to be unreasonably withheld (each, a “Third Party Supplier”). SNBL shall perform technology transfer to such Third Party Supplier(s) to the extent necessary to enable such Third Party Supplier(s) to manufacture and supply the Device for TRANSCEPT and its sublicensees hereunder; provided that each such Third Party Supplier is bound by a written agreement that (i) is consistent with terms of this Agreement, including information sharing, confidentiality and intellectual property ownership provisions consistent with those set forth in Article 8 and Article 9, (ii) provides a right for SNBL to conduct periodic on-site audits on the Third Party Supplier for the sole purpose of monitoring the Third Party Supplier’s compliance with its confidentiality obligations; (iii) expressly provides that SNBL is a third party beneficiary to such agreement with respect to its confidentiality and non-use obligations and intellectual property ownership provisions. TRANSCEPT agrees to reasonably cooperate with SNBL to enforce against such Third Party Supplier for any breach of confidentiality or non-use obligations or intellectual property ownership provisions under such agreement. In no event shall TRANSCEPT enter into any supply agreement with a Third Party Supplier that contains terms more favorable to the Third Party supplier when taken as a whole than the terms last offered to SNBL with respect to supply of the Device, without first offering such more favorable terms to SNBL for review and acceptance by SNBL; provided that SNBL shall accept or not accept such terms [***] after receipt. In the event that SNBL has not accepted such terms [***], SNBL shall be deemed to have not accepted such terms.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 7
FINANCIAL TERMS
7.1    Technology Access Fee. In consideration for the rights and licenses granted by SNBL pursuant to this Agreement, TRANSCEPT shall pay to SNBL a nonrefundable technology access fee in the amount of One Million U.S. Dollars ($1,000,000) within [***] days of the Effective Date.
7.2    Development Milestones. In further consideration for the rights and licenses granted by SNBL pursuant to this Agreement, TRANSCEPT shall make the following development milestone payments (“Development Milestone Payment”) to SNBL upon achievement of the corresponding milestone events (each, a “Development Milestone Event”):

Development Milestone Event	Development Milestone Payment
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]

TRANSCEPT agrees to promptly notify SNBL of its achievement of each Development Milestone Event for which a payment is due under this Section 7.2. The Development Milestone Payments set forth in Section 7.2 shall each be due and payable to SNBL within [***] days following the achievement of the applicable Development Milestone Event; provided, however, that (i) TRANSCEPT may withhold [***] of any Development Milestone Payment due during the pendency of [***], with such portion of the Development Milestone Payment due within [***] days after the conclusion of such [***] unless TRANSCEPT terminates this Agreement pursuant to Section 12.3 by submitting a termination notice within such [***] day period, and (ii) in the event TRANSCEPT terminates this Agreement pursuant to Section 12.3 by submitting a termination notice within [***] days after delivery of the final report containing statistical analysis of data from the [***], TRANSCEPT shall have no obligation to pay [***] Development Milestone Payment set forth in the table above. In the event that TRANSCEPT has not [***] and, as a result, no [***] is pending at the time a Development Milestone Event is achieved, TRANSCEPT shall make all Development Milestone Payments in full, subject only to (ii) in the previous sentence. For clarity, if a subsequent Development Milestone Event is achieved and the corresponding previous Development Milestone Event for the Product has not yet been achieved for any reason, notwithstanding anything herein to the contrary such previous Development Milestone Event shall be deemed to have been achieved and the corresponding Development Milestone Payment set forth in the table above shall be payable simultaneous with the Development Milestone Payment for the achievement of the subsequent Development Milestone Event.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3    Commercialization Milestones. In further consideration for the rights and licenses granted by SNBL pursuant to this Agreement, TRANSCEPT shall pay to SNBL the amounts set forth in the following table (each, a “Commercialization Milestone Payment”) upon the Annual Net Sales first meeting or exceeding the corresponding amount (each, a “Commercialization Milestone Event”):

Commercialization Milestone Event	Commercialization Milestone Payment
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]

As used herein, “Annual Net Sales” shall mean, with respect to a particular calendar year, all Net Sales of the Product for the Field within the Territory during such calendar year.
TRANSCEPT agrees to promptly notify SNBL of its achievement of each Commercialization Milestone Event for which a payment is due under this Section 7.3. The Commercialization Milestone Payments set forth in Section 7.3 shall each be due and payable to SNBL within [***] days of the completion of TRANSCEPT’s year-end financial statements, provided that in any event TRANSCEPT shall pay each Commercialization Milestone Payment within [***] days after the end of the applicable calendar year during which such Commercialization Milestone Event is achieved. All milestone payments under this Section 7.3 shall be non-refundable and non-creditable. For clarity, if more than one Commercialization Milestone Event is achieved in a particular calendar year, all corresponding Commercialization Milestone Payments for each such Commercialization Milestone Events so achieved in such calendar year shall be due as described in this Section 7.3; however, it is understood that each Commercialization Milestone Payment shall be payable only once upon the first achievement of the applicable Commercialization Milestone Event.

7.4    Royalties.
7.4.1    Royalty Rates. TRANSCEPT shall pay to SNBL the applicable royalty rate on Annual Net Sales of the Product as set forth in the table below:

Annual Net Sales	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.4.2    Royalty Term. On a country-by-country basis, Licensee’s royalty obligation shall commence on the First Commercial Sale of the Product in such country and continue until the later date of (i) the expiration of the last Patent within the Licensed Patents Covering the Product in such country and (ii) fifteen (15) years from the First Commercial Sale of the Product in such country (the “Royalty Term”).
7.4.3    Royalty Reductions. On a country-by-country basis, during any period during the Royalty Term in which, in such country, (i) there is [***] the Product and there is [***] in such country, the applicable royalty rate for Net Sales of the Product generated during such period in such country shall be reduced by [***] of the applicable rate set forth in the table above in this Section 7.4, or (ii) there is [***] the Product and there is [***] in such country, the applicable royalty rate for Net Sales of the Product generated during such period in such country shall be reduced by [***] of the applicable rate set forth in the table above in this Section 7.4. For clarity, it is understood that in no event shall the royalties payable to SNBL for the Product in any country be reduced by more than [***] of the applicable rate set forth in the table above in this Section 7.4.
7.4.4    Royalty Stacking. If, during the Royalty Term, TRANSCEPT enters into an agreement with a Third Party pursuant to which TRANSCEPT obtains a license under any Patent right of such Third Party that is necessary for TRANSCEPT and/or its sublicensees to exercise TRANSCEPT’s rights under this Agreement with respect to the Product in any country, then, on a country-by-country basis, royalties payable to SNBL under this Section 7.4 during any quarter shall be reduced by the amount equal to [***] of royalties payable to such Third Party in connection with the sale of the Product during the same quarter under such Third Party license; provided that in no event shall the royalties payable to SNBL for the Product in any country be reduced by more than [***] of the applicable rate set forth in the table above in this Section 7.4 during any quarter.
7.4.5    Payment/Reports. All payments under this Section 7.4 shall be due and payable within [***] days of the last day of the quarter during which the corresponding Net Sales are recognized. Together with any such payment, TRANSCEPT shall deliver a report specifying on a country-by-country basis: (i) total gross invoiced amount from sales of the Product by TRANSCEPT and its sublicensees; (ii) amounts deducted by category (e.g., normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Product) from gross invoiced amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable to SNBL hereunder.
7.5    Payment Method. All payments under this Agreement shall be made in U.S. Dollars. Except as otherwise provided herein payments shall be due [***] days after receipt of SNBL’s invoice therefor. All payments hereunder shall be paid by wire transfer in immediately available funds to an account designated by SNBL. Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement will bear simple interest at per annum amount equal to the lower of (a) [***], as reported in The Wall Street Journal (U.S. Internet Edition at www.wsj.com), on the due date (or, if the due date is not a business day, on the last business day prior to such due date), or (b) the maximum rate permitted by applicable

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Laws, calculated based on the number of days such payment is delinquent. This Section 7.5 shall in no way limit any other remedies available to SNBL.
7.6    Currency Conversion. For any currency conversion required in determining any Net Sales, such conversion shall be made at the exchange rate used by TRANSCEPT, consistent with its general internal corporate policies as they relate to its income statement, for its own consolidation purposes for the translation of such currency into United States Dollars for any payments due pursuant to this Agreement. Such policies will be made available to SNBL upon request.
7.7    Taxes. All amounts referenced hereunder are exclusive of any withholding tax or similar taxes and payments hereunder shall be made without deduction for such taxes, except to the extent that any such deduction or withholding is required by Laws in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by TRANSCEPT on behalf of SNBL to the appropriate governmental authority, and TRANSCEPT shall furnish to SNBL appropriate evidence of payment of any such tax or other amount required by applicable Laws to be deducted from any royalty payment, including any tax or withholding levied by a foreign taxing authority in respect of the payment or accrual of any royalty.
7.8    Inspection of Records. During the Term and three (3) years thereafter, TRANSCEPT shall, and shall cause its sublicensees to, keep full and accurate books and records setting forth gross sales of the Product, Net Sales of the Product, itemized deductions from gross sales taken to calculate Net Sales and otherwise necessary to calculate other amounts payable to SNBL under this Article 7. TRANSCEPT shall permit SNBL, through independent qualified public accountants engaged by SNBL, to examine such books and records at any reasonable time, but not later than three (3) years following the rendering of any corresponding reports, accountings and payments pursuant to this Article 7. Such accountants may be required by TRANSCEPT to enter into a reasonably acceptable confidentiality agreement. The opinion of said independent accountants regarding such reports, accountings and payments shall be binding on the Parties other than in the case of clear error. SNBL shall bear the cost of any such examination and review; provided that if the inspection and audit shows an underpayment of more than [***] of the amount due for the applicable period, then TRANSCEPT shall promptly reimburse SNBL for all costs incurred in connection with such examination and review. TRANSCEPT shall promptly pay to SNBL the amount of any underpayment revealed by an examination and review. Any overpayment by TRANSCEPT revealed by an examination and review shall be fully-creditable against future payments owed by TRANSCEPT to SNBL under this Article 7.
ARTICLE 8
CONFIDENTIALITY
8.1    Confidential Information.
8.1.1    Confidential Information. As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data of a Party or any of its Affiliates, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement, or generated pursuant to this Agreement, by one Party or its

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Affiliate (the “Disclosing Party”) to the other Party or its Affiliate (the “Receiving Party”), including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or proprietary formulations, compounds or other products and any other information, data and materials expressly stated in this Agreement to be Confidential Information of a Party. Notwithstanding the foregoing, Confidential Information shall not include any information or materials that:
(a)    were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect existing prior to such disclosure;
(b)    were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party through no breach of this Agreement;
(c)    became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of the Receiving Party in breach of such Party’s confidentiality obligations under this Agreement;
(d)    were disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
(e)    were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.
8.1.2    Confidentiality Obligations. Each Party shall keep all Confidential Information of the other Party with the same degree of care it maintains the confidentiality of its own information of a similar nature. Neither Party shall use Confidential Information of the other Party for any purpose other than in performance of its obligations or the exercise of its rights under this Agreement or disclose the such Confidential Information or the terms of this Agreement to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents, suppliers, or consultants and others who have a need to know such Confidential Information or terms of this Agreement for the purposes of such Party’s performance of its obligations or exercise of its rights (including granting sublicenses and assigning the Agreement in accordance with the terms and conditions hereof) under this Agreement or such Party’s enforcement of its rights under this Agreement; provided, however, that the Party intending to disclose the Confidential Information of the other Party or the terms of this Agreement shall advise any such Person who receives such Confidential Information or terms of this Agreement of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and such Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 8) that all such directors, managers, employees, independent contractors, agents, suppliers, consultants or others comply with such obligations as if they had been a Party hereto. Each Party shall be responsible for any breaches of this Agreement by its or its Affiliates’ directors, managers, employees,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

independent contractors, agents, suppliers, consultants or others to whom it discloses the other Party’s Confidential Information, except that each Party may keep one (1) copy of the Confidential Information of the other Party for the first Party’s archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 8. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.
8.1.3    Permitted Disclosure and Use. Without limiting Section 8.1.2, the Receiving Party may disclose Confidential Information of the other Party or the terms of this Agreement (i) to any governmental authority in order to prosecute or maintain any intellectual property in accordance with this Agreement, (ii) as reasonably necessary to exercise the rights and licenses granted such Receiving Party in this Agreement, (iii) for prosecuting or defending litigation as contemplated by, or arising out of, this Agreement, (iv) to its or its Affiliates’ employees, agents, consultants, advisors (including financial advisors, lawyers and accounts), contractors, licensees or sublicensees only on a need-to-know basis for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipient of such Confidential Information are bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 8 prior to any such disclosure, (v) to existing and potential investors, merger partners or acquirers, including their respective consultants and professional advisors (including financial advisors, lawyers and accounts), solely on a need-to-know basis in order to evaluate an actual or potential investment, acquisition or similar business transactions; and provided that in connection with such disclosure, the disclosing Party shall inform each recipient of the confidential nature of such terms and cause each recipient to treat such information as confidential consistent with the nature of the information so disclosed.
8.1.4    Required Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party or the terms of this Agreement to the extent that it is required by Law (including, without limitation, in connection with FDA filings, U.S. Securities and Exchange Commission filings or filings with other government agencies) or any rules of any recognized stock exchange, to be disclosed by the Receiving Party; provided that the Receiving Party shall apply for confidential treatment of such Confidential Information of the Disclosing Party or the terms of this Agreement required to be disclosed to the fullest extent permitted by Law, shall provide the Disclosing Party a copy of the proposed confidential treatment request as soon as reasonably practicable and shall use commercially reasonable efforts to provide such copy sufficiently in advance of its filing to give such Disclosing Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the Disclosing Party or shall cooperate with the Disclosing Party in the event that the Disclosing Party wishes to seek a protective order or the like with respect to any of its Confidential Information.
8.1.5    Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.
8.1.6    Prior CDA. This Agreement supersedes the Confidential Disclosure Agreement between SNBL and TRANSCEPT dated February 25, 2013 (the “Prior CDA”) solely with respect to information disclosed thereunder concerning the subject matter of this Agreement (including information related to or exchanged under the Feasibility Agreement). All such information exchanged between SNBL and TRANSCEPT under the Prior CDA and to the extent fall under the definition of Confidential Information hereunder, shall be deemed Confidential Information of the applicable disclosing Party and shall be subject to the terms of this Article 8.
8.2    Publicity; Filing of this Agreement. Except as required by Law or order of any governmental authority, all publicity, press releases and other announcements or disclosures relating to the existence and terms of this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the written approval of, both Parties. It is understood that such publicity, press releases and other announcements shall (i) not disclose any Confidential Information of the other Party and (ii) shall give complete and appropriate attribution to the other Party’s role(s) in the project contemplated in this Agreement. Each Party shall provide the other Party an opportunity to review and comment on the language of such attribution prior to first use thereof in a press release or other public disclosure proposed to be made by such Party. Notwithstanding the foregoing, the Parties agree that upon execution of this Agreement, the Parties will issue a joint press release to announce the execution of this Agreement, which is attached hereto as Exhibit 8.2. Once information is disclosed to the public pursuant to this Section 8.2, either Party may further disclose such information without further approval of the other Party.
8.3    Use of Names. Except as otherwise provided in Section 8.2 or pursuant to Section 4.4.2, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may use the name of the other Party in any document filed with any governmental authority, in all cases subject to such Party giving complete and appropriate attribution to the other Party’s role(s) in the project contemplated in this Agreement.
8.4    Survival. The obligations and prohibitions contained in this Article 8 shall survive the expiration or termination of this Agreement for a period of [***] years.
ARTICLE 9
OWNERSHIP OF INVENTIONS AND PATENT RIGHTS
9.1    Ownership of Inventions.
9.1.1    SNBL Technology Improvements. Any and all Inventions that constitute (i) any improvement or modification to the Formulation Technology and/or the Device that is not solely applicable to the Product; or (ii) any methods or processes of use or manufacture relating to the Formulation Technology and/or the Device that is not solely applicable to the Product (collectively, “SNBL Technology Improvements”) shall be solely owned by SNBL regardless of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

inventorship. TRANSCEPT agrees to assign and hereby assigns all of its right, title and interest in and to the SNBL Technology Improvements to SNBL.
9.1.2    Joint Inventions. Without limiting Section 9.1.1 above, any and all Inventions conceived or created or first reduced to practice individually by or under authority of either Party or jointly by or under authority of both Parties (collectively, “Joint Inventions”) shall be jointly owned by the Parties. Except as expressly provided otherwise in this Agreement, neither Party shall have any obligation to obtain any approval of the other Party for, nor pay the other Party any share of the proceeds from or otherwise account to the other Party for, the practice, enforcement, licensing, assignment or other exploitation of Joint Inventions, and each Party hereby waives any right it may have under the Laws of any country to require such approval, sharing or accounting. The Parties hereby acknowledge and agree that any Joint Invention (as defined in the Feasibility Agreement) arising from the Feasibility Agreement shall be deemed a Joint Invention under this Agreement and subject to the terms and conditions hereof.
9.1.3    Disclosure of Inventions. Each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing subject matter that are purported to be Inventions, and information relating to such Inventions.
9.1.4    Further Assurances. Each Party agrees to assist the other Party, at such other Party’s expense, in every proper way to accomplish and perfect the ownership provisions set forth in this Section 9.1 in any and all countries, including the execution of all applications, specifications, oaths, assignments and all other instruments that such other Party may deem reasonably necessary or useful in connection therewith.
9.2    Patent Prosecution.
9.2.1    Non-Product-Specific Patents. As between the Parties, SNBL shall have the sole right to control the Prosecution and Maintenance of the Non-Product-Specific Patents (including Non-Product-Specific Patents claiming any Joint Invention) at its expense using counsel of its choice. SNBL agrees to (i) keep TRANSCEPT reasonably informed with respect to such activities (including providing TRANSCEPT copies of all material documents received and filed in connection with the Prosecution and Maintenance of such Non-Product-Specific Patents), (ii) consult in good faith with TRANSCEPT regarding such matters, including the abandonment of any claims thereof Covering the Product, and (iii) provide TRANSCEPT a reasonable opportunity to review and comment on material submissions and correspondence with the applicable patent offices and take into consideration TRANSCEPT’s reasonable input with respect thereto.
9.2.2    Product-Specific Patents. As between the Parties, TRANSCEPT shall have the right, at its expense, to control the Prosecution and Maintenance of the Product-Specific Patents (including Product-Specific Patents claiming any Joint Invention) at its expense using counsel to which SNBL has no reasonable objection. TRANSCEPT agrees to (i) involve SNBL in the process of preparing any material documents and other communications to be filed in a patent office with respect to each Product-Specific Patent, (ii) keep SNBL reasonably informed with respect to the Prosecution and Maintenance of any Product-Specific Patents (including providing to SNBL copies

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of all material documents sent to or received from any patent office regarding any such Product-Specific Patents), and (iii) consult in good faith with SNBL regarding such matters and incorporate SNBL’s reasonable comments and recommendations with respect thereto. TRANSCEPT further agrees to coordinate with SNBL in the Prosecution and Maintenance of Product-Specific Patents to avoid any prejudice to Non-Product-Specific Patents.
9.2.3    Other Patents. As between the Parties, SNBL shall have the sole right to control the Prosecution and Maintenance of Patents claiming SNBL Technology Improvements. Except as otherwise provided in Section 9.2.1 or in Section 9.2.2, unless mutually agreed by the Parties in writing, neither Party shall file any intellectual property protection, including without limitation, patent applications on any Joint Inventions without the prior written consent of the other Party.
9.3    Defense of Third Party Infringement Claims. If the Product commercialized by TRANSCEPT or its sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent relating to the manufacture, use, sale, offer for sale or importation of the Product for the Field within the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 9.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.
9.4    Enforcement.
9.4.1    Notice of Infringement. In the event that either Party reasonably believes that any Licensed Patent is being infringed by a Third Party or is subject to a declaratory judgment action arising from such infringement, in each case with respect to the manufacture, use, sale, offer for sale or importation of a product comprising a pharmaceutical product incorporating any Compound in combination with a respiratory delivery system for the Field within the Territory (an “Infringing Product”), such Party shall promptly notify the other Party. In such event, the Parties shall negotiate in good faith a strategy with respect to such infringement.
9.4.2    Product-Specific Patents.
(a)    As between the Parties, TRANSCEPT will have the first right, but not the obligation, to take any reasonable measures to enforce any Product-Specific Patent (including Product-Specific Patents claiming any Joint Invention) against infringing activities that involve any Infringing Product, including (i) initiating or prosecuting an infringement or other appropriate suit or action against such Third Party including, without limitation, any certification filed pursuant to 21 U.S.C. §355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Product-Specific Patent is invalid or that infringement will not arise from the manufacture, importation, use or sale of an Infringing Product by a Third Party; or (ii) defending any declaratory judgment action

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

with respect thereto (the type of action described in each of (i) and (ii), an “Enforcement Action”). Reasonably in advance of undertaking any Enforcement Action under this Section 9.4.2(a), TRANSCEPT will notify SNBL of its intent to take such action and will keep SNBL reasonably informed regarding the status of such action. Subject to Section 9.4.4, TRANSCEPT will have the sole and exclusive right to select counsel for any suit brought or defended by TRANSCEPT under this Section 9.4.2(a) and will pay all expenses of such suit, including attorneys’ fees and court costs.
(b)    In the event that TRANSCEPT fails to take reasonable measures to enforce any Product-Specific Patent against infringing activities that involve any Infringing Product within 90 days of a request by SNBL to do so, SNBL may initiate an Enforcement Action against such infringement activities with respect to such Infringing Product at SNBL’s expense. Reasonably in advance of taking any Enforcement Action under this Section 9.4.2(b), SNBL will notify TRANSCEPT of its intent to take such action and will keep TRANSCEPT reasonably informed regarding the status of such action. Subject to Section 9.4.4, SNBL will have the sole and exclusive right to select counsel for any suit brought by SNBL under this Section 9.4.2(b) and will pay all expenses of such suit, including attorneys’ fees and court costs.
9.4.3    Non-Product-Specific Patents.
(a)    As between the Parties, SNBL retains the sole right to initiate and control any Enforcement Action of Non-Product-Specific Patents (including Non-Product-Specific Patents claiming any Joint Invention) with respect to any Infringing Product. Notwithstanding the foregoing, in the event a [***] is developing or commercializing any Infringing Products [***], at TRANSCEPT’s written request, SNBL agrees to take reasonable measures [***] to abate such infringing activities. In the event (i) SNBL fails to [***] or bring an Enforcement Action against [***] within [***] days after receiving TRANSCEPT’s written request or (ii) SNBL [***] within [***] days after receiving TRANSCEPT’s written request but fails to [***] to abate such infringing activities within [***] days after receiving TRANSCEPT’s written request, then TRANSCEPT shall have the right to initiate and control an Enforcement Action of the applicable Non-Product-Specific Patent against such [***].
(b)    As between the Parties, SNBL retains the sole right to initiate and control any Enforcement Action of Licensed Patents with respect to any infringing activities that [***].
9.4.4    Expenses and Cooperation. The Party bringing an Enforcement Action pursuant to Section 9.4.2 or 9.4.3 (the “Controlling Party”) will have the sole and exclusive right to select counsel for such Enforcement Action and will pay all expenses of the suit, including attorneys’ fees and court costs. If required under applicable Law in order for the Controlling Party to initiate and/or maintain such Enforcement Action, or if the Controlling Party is unable to initiate, prosecute or defend such Enforcement Action solely in its own name, the other Party (the “Cooperating Party”) will join as a necessary party to the Enforcement Action at the Controlling Party’s request and expense. In addition, at the Controlling Party’s request and expense, the Cooperating Party will provide reasonable assistance to the Controlling Party in connection with an Enforcement Action. The Cooperating Party will have the right to participate and be represented in any such Enforcement Action by its own counsel at its own expense.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4.5    Recoveries. Any amounts recovered by the Controlling Party under Section 9.4.2 or 9.4.3(a) will be used first to reimburse the Controlling Party and then the Cooperating Party, in each case for its reasonable costs and expenses, including attorneys’ fees incurred in bringing and maintaining the applicable enforcement action, with any remainder to be allocated between the Parties as follows: (i) the portion of any remaining recovery that is attributable to a damages award for reasonable royalties or lost profits with respect to any Infringing Product shall be allocated between the Parties in proportion to their respective shares of net profits (calculated in accordance with Accounting Standards) with respect to the Product under this Agreement, and (ii) any further remainder, if any, shall be retained by the Controlling Party.
9.4.6    Other Patents. It is understood that during the Term, SNBL Technology Improvements and Joint Inventions that are reasonably necessary or useful for the development and commercialization of the Product shall be deemed Licensed Know-How, and Patents claiming such Licensed Know-How shall be deemed Licensed Patents and the enforcement thereof shall be subject to Sections 9.4.1 – 9.4.5 (all inclusive). Subject to the foregoing, as between the Parties, SNBL shall have the sole right to control the enforcement of Patents claiming SNBL Technology Improvements, and, except as otherwise expressly provided in Section 9.4.2 or in Section 9.4.3, the Parties shall discuss in good faith regarding the allocation of responsibilities between the Parties regarding the enforcement of Patents claiming Joint Inventions.
9.5    Patent Marking. To the extent commercially feasible, TRANSCEPT shall mark (and shall use Commercially Reasonable Efforts to cause to be marked) all units of Product sold under this Agreement with the number of each issued patent within the Licensed Patents that cover such Products. Any such marking with be in conformance with the Laws of the country of sale.
9.6    Regulatory Data Protection. The Parties will evaluate in good faith and identify all Patents that may meet the requirements for FDA publication in Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”), in connection with the Product. Subject to the terms of this Section 9.6, TRANSCEPT shall be solely responsible for deciding which such patents to submit to FDA for listing in the Orange Book. In the case of newly allowed Patents, prior to issuance and no later than five (5) business days following a notice of allowance of any such Patent, TRANSCEPT shall inform SNBL whether it believes that there is a reasonable basis for listing such Patent in the Orange Book. TRANSCEPT shall maintain with FDA correct and complete listings of applicable Patents for the Product.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1    Representations, Warranties and Covenants.
10.1.1    Mutual Representations. Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:
(a)    such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    such Party has the right to grant the licenses and sublicenses granted pursuant to, and under the terms of, this Agreement;
(c)    this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms;
(d)    the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law of any governmental authority having jurisdiction over it; and
(e)    such Party has not granted, and will not grant during the Term, rights to any Third Party under the Licensed Technology that conflict with the rights granted to the other Party hereunder.
10.1.2    Additional Representations of SNBL. SNBL hereby represents and warrants to TRANSCEPT that:
(a)    as of the Effective Date, all Patents and all Know-How owned by SNBL, or licensed by SNBL from a Third Party, necessary or useful to develop and commercialize Products for the Field in the Territory are licensed to TRANSCEPT under the terms and conditions of this Agreement;
(b)    the Patents and Know-How owned by SNBL and licensed to TRANSCEPT under the terms and conditions of this Agreement are free and clear of any encumbrance, lien, claim of ownership or license by any Third Party except for such encumbrance, lien, claim of ownership or license that does not conflict with the license granted by SNBL to TRANSCEPT hereunder;
(c)    as of the Effective Date, SNBL has not granted, and will not grant during the Term, rights to any Third Party under the Licensed Technology that conflict with the rights granted to Licensee hereunder;
(d)    as of the Effective Date, SNBL has not received any written notice of any threatened claim or litigation seeking to invalidate or otherwise challenge the Licensed Patents or SNBL’s rights therein; and
(e)    as of the Effective Date, none of the Licensed Patents are subject to any pending reexamination, opposition, interference or litigation proceedings.
10.2    Disclaimer of Warranty / Limitation of Liability.
10.2.1    Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, SNBL AND TRANSCEPT MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SNBL AND TRANSCEPT EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
10.2.2    Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO BREACHES OF ARTICLE 8 OR OTHERWISE LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11.
ARTICLE 11
INDEMNIFICATION; INSURANCE
11.1    Indemnification.
11.1.1    Indemnification by TRANSCEPT. TRANSCEPT hereby agrees to save, defend and hold SNBL, its Affiliates, and their respective officers, directors, agents and employees harmless from and against any and all complaints, actions, suits, proceedings, hearings, investigations, claims, demands brought by Third Parties (each, a “Third Party Claim”) or any liability, loss, damage, cost and expense (including reasonable attorneys’ fees) arising from such Third Party Claims, in either case resulting from (a) any breach by TRANSCEPT of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by TRANSCEPT or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (c) the development, manufacture, use, offer for sale, sale or marketing of the Product by or under the authority of TRANSCEPT, or any of its Affiliates or sublicensees; in each case except to the extent that such Third Party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) are the responsibility of SNBL pursuant to Section 11.1.2. For purposes of (c) in this Section 11.1.1, the activities of SNBL under the terms of this Agreement shall not be activities conducted under the authority of TRANSCEPT.
11.1.2    Indemnification by SNBL. SNBL hereby agrees to save, defend and hold TRANSCEPT, its Affiliates, and their respective officers, directors, agents and employees harmless from and against any and all Third Party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) arising from such Third Party Claims, in either case resulting from (a) any breach by SNBL of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by SNBL or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) the development, manufacture, use, offer for sale, sale or marketing of the Device by or under the authority of SNBL, or any of its Affiliates or licensees (excluding TRANSCEPT), or (d) the use by SNBL of the Formulation Technology or the Device except as part of Products delivered to TRANSCEPT under the terms of this Agreement; in each case except to the extent that

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

such Third Party Claims, liability, loss, damage, cost and expense (including reasonable attorneys’ fees) are the responsibility of TRANSCEPT pursuant to Section 11.1.1.
11.2    Indemnification Procedures. Promptly after receipt by a Party seeking indemnification under this Article 11 (an “Indemnitee”) of notice of any pending or threatened Third Party Claim against it, such Indemnitee shall give written notice to the Party from whom the Indemnitee is entitled to seek indemnification pursuant to this Article 11 (the “Indemnifying Party”) of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnitee hereunder, except to the extent the Indemnifying Party demonstrates that it is materially prejudiced thereby. Any Third Party Claim that is subject to indemnification under this Article 11 shall be brought against an Indemnitee and such Indemnitee shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall assume sole control of the defense thereof with counsel reasonably satisfactory to such Indemnitee and, the Indemnifying Party shall not be liable to such Indemnitee under this Article 11 for any fees of other counsel thereafter, in each case subsequently incurred by such Indemnitee in connection with the defense thereof. No compromise or settlement of any Third Party Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided such consent shall not be required if (a) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee and (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.
11.3    Insurance. Each Party shall obtain and maintain, during the Term and for six (6) years thereafter, reasonable insurance at levels consistent with industry standards based upon such Party’s activities hereunder and indemnification obligations hereunder, with the other Party named as an additional insured, as applicable. Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self-insurance) and shall promptly notify the other Party at least thirty (30) days prior to termination or material reduction to the level of coverage of its insurance policy.
ARTICLE 12
TERM AND TERMINATION
12.1    Term. The term of this Agreement and the rights and obligations of the Parties under this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 12, shall continue on a country-by-country basis until the expiration of the applicable Royalty Term (the “Term”). Upon expiration, but not earlier termination, of this Agreement, TRANSCEPT’s licenses under the Licensed Know-How shall become fully-paid, non-exclusive and irrevocable.
12.2    Termination for Material Breach. Either Party may terminate this Agreement and the licenses granted herein for material breach of the other Party by giving ninety (90) days’ written notice to the breaching Party (specifying in reasonable detail the basis for such termination and referencing this Section 12.2) and such breaching Party has not cured such breach (if curable) within such ninety (90)-day period. For the avoidance of doubt, TRANSCEPT’s failure to use Commercially Reasonable Efforts to develop the Product in accordance with Section 4.1.1 shall be

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

deemed a material breach of this Agreement entitling SNBL to terminate this Agreement if TRANSCEPT fails to cure such breach during the applicable ninety (90) day cure period. Notwithstanding the foregoing, if the Party alleged to be in material breach disputes such breach in good faith, then the other Party shall not have the right to terminate this Agreement unless it is determined in accordance with Article 13 that such material breach occurred.
12.3    Termination for Convenience. TRANSCEPT shall have the right to terminate this Agreement in its entirety upon ninety (90) days’ prior notice to SNBL referencing this Section 12.3.
12.4    Termination for Patent Challenge. If TRANSCEPT or any of its sublicensees challenges under any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of any Licensed Patent, or initiates a reexamination of any Licensed Patent, or assists any Third Party to conduct any of the foregoing activities, SNBL will have the right to immediately terminate this Agreement.
12.5    Termination for Insolvency. To the extent permitted under Laws, each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
12.6    Effects of Termination.
12.6.1    Reversion of Rights. As of the effective date of any termination of this Agreement, the licenses granted by SNBL to TRANSCEPT under this Agreement shall terminate and all rights in the Licensed Technology shall revert to SNBL. Accordingly, TRANSCEPT shall promptly return or destroy (with proof of destruction) all copies and embodiments of Licensed Know-How and other Confidential Information of SNBL in its possession.
12.6.2    Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.
12.7    Survival. The following Articles and Sections, together with any definitions used or Exhibit referenced therein, shall survive any termination or expiration of this Agreement: Articles 1, 8, 11, 13 and 14 and Sections 2.3, 5.4, 7.8, 9.1, 9.2.3, 9.4.6, 10.2, 12.6 and 12.7. Except as otherwise provided in this Article 12, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 13
DISPUTE RESOLUTION
13.1    Initial Escalation. With respect to all disputes arising between the Parties, including any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement (any such dispute or issue, a “Dispute”), if the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, either Party shall have the right to refer such Dispute to the senior executive officers for each Party for attempted resolution by written notice to the other Party referencing the particular Dispute and this Section 13.1. In such case, each Party shall designate a senior executive officer of the Party having the right to bind such Party with respect to the matter of the Dispute, and such officers shall conduct good faith negotiations and seek to resolve the Dispute within thirty (30) days after such notice is received, including having at least one (1) in person meeting of the senior executive officers within twenty (20) days after such notice is received. If the senior executive officers resolve such Dispute, a memorandum setting forth their agreement to resolve the Dispute will be prepared and signed by both Parties if requested by either Party. In all events, the Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute.
13.2    Binding Arbitration. If the senior executive officers designated by the Parties are not able to resolve such Dispute referred to them under Section 13.1 within such thirty (30) day period, then either Party shall have the right to refer such Dispute (except as provided in Section 13.3) for resolution through binding arbitration by written notice to the other Party referencing the particular Dispute and this Section 13.2 at any time after the conclusion of such period, on the following basis:
13.2.1    The place of arbitration shall be [***] and all proceedings and communications shall be in English.
13.2.2    The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS then in effect (the “JAMS Rules”).
13.2.3    The arbitration shall be conducted by a panel of three neutral, independent arbitrators experienced in the pharmaceutical business and life sciences industry generally. Within thirty (30) days after the notice initiating the arbitration, each Party shall appoint one arbitrator meeting the foregoing criteria by written notice to the other Party and the two Party-appointed arbitrators shall select the third arbitrator within thirty (30) days of their appointment. If the Party-appointed arbitrators are unable to agree upon the third arbitrator, the third arbitrator shall be appointed by JAMS.
13.2.4    Judgment upon the award rendered by such arbitrators shall be binding on the Parties and may be entered by any court or forum having jurisdiction.
13.2.5    Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Further, either Party also

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.
13.2.6    The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.
13.2.7    Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.
13.2.8    Reasons for the arbitrators’ decision should be complete and explicit, including determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such written decision should be rendered by the arbitrators following a full comprehensive hearing, as soon as practicable but in no event later than twelve (12) months following the selection of the arbitrators under Section 13.2.3.
13.2.9    Except to the extent necessary to confirm an award or as may be required by law, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration conducted hereunder without the prior written consent of both Parties.
13.2.10     In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations; provided that such limitation shall be tolled as of the date a Party notifies the other Party of such dispute, controversy or claim pursuant to this Article 13.
13.2.11     Any and all activities conducted under this Section 13.2, including any and all proceedings, written and oral submission, and decisions of the arbitrator(s), shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 8.
13.3     Patent Dispute Resolution. Notwithstanding Section 13.2, any dispute, controversy or claim relating to the ownership, scope, validity, enforceability or infringement of any Patent rights covering the manufacture, use or sale of the Product (including the Formulation Technology) or of any trademark rights relating to the Product shall not be subject to arbitration under Section 13.2, but shall be submitted to a court of competent jurisdiction in which such Patent or trademark rights were granted or arose.
13.4    Injunctive Relief. Nothing herein may prevent either Party from seeking any preliminary injunction or temporary restraining order in order to prevent any Confidential Information from being disclosed or further disclosed without appropriate authorization under this Agreement.
ARTICLE 14
MISCELLANEOUS

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.1    Governing Law. This Agreement and any Dispute shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of laws principles.
14.2    Entire Agreement; Amendment. This Agreement, including the Exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter hereof[; provided that the Feasibility Agreement shall remain in full force and effect in accordance with its terms except as otherwise expressly provided in this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
14.3    Force Majeure. Except for payment obligations hereunder, each Party shall be excused from the performance of its obligations under this Agreement (other than payment obligations) to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the affected Party, including, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If the performance of any such obligation under this Agreement is delayed, or is reasonably likely to be delayed, owing to such a force majeure for any continuous period of more than [***] days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.
14.4    Notices. Every notice, election, demand, consent, request, approval, report, offer, acceptance, certificate, or other communication required or permitted under this Agreement or by applicable Laws shall be in writing and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the seventh (7th) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile with a receipt evidencing a successful transmission, or by email with confirmation by the recipient confirming such email has been received and reviewed, or (d) on the third (3rd) business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery (receipt verified), freight prepaid, addressed to the Party for whom intended at the mailing address or facsimile number set forth below, or such other mailing address or facsimile number, notice of which is given in a manner permitted by this Section 14.3.
For SNBL:

Shin Nippon Biomedical Laboratories, Ltd

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2438 Miyanoura
Kagoshima 891-1394, Japan
Attn: [***]
Facsimile: [***]
Email: [***]

With a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
United States
Attention: [***]
Telephone: [***]
Facsimile: [***]
Email: [***]

For TRANSCEPT:

Transcept Pharmaceuticals, Inc.
1003 West Cutting Boulevard, Point Richmond
California 94804, U.S.A.
Attn: [***],
Facsimile: [***]
Email: [***]

14.5    Independent Contractors. In making and performing this Agreement, TRANSCEPT and SNBL shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between TRANSCEPT and SNBL and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.
14.6    Assignment. Neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party (a) to any Affiliate of such Party, provided that the assigning Party shall remain responsible for the acts and omissions of such Affiliate hereunder, or (b) to any Third Party that succeeds to all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale, operation of law or otherwise). Any such assignment described in clause (b) above shall be

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

conditioned upon the relevant permitted assignee or surviving entity following any merger or consolidation (if such surviving entity is not the assigning Party) to assume in writing all of the assigning Party’s obligations under this Agreement. Any attempted assignment in violation of this Section 14.6 shall be null and void.
14.7    Compliance with Laws/Other.  Without limiting anything herein, all rights and obligations of TRANSCEPT and SNBL are subject to prior compliance with, and each Party shall comply with, all applicable Laws, including obtaining all necessary approvals required by the applicable Regulatory Authorities. In addition, each Party shall conduct its activities under this Agreement in accordance with good scientific and business practices.
14.8    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.
14.9    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
14.10    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
14.11    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.
[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY; SIGNATURE PAGE FOLLOWS.]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Shin Nippon Biomedical Laboratories, Ltd.		Transcept Pharmaceuticals, Inc.

By:	/s/ Hideyuki Hirama	By:	/s/ Glenn A. Oclassen
Name:	Hideyuki Hirama	Name:	Glenn A. Oclassen
Title:	Executive Officer,	Title:	Chief Executive Officer, President
Senior Director of TR Division

List of Exhibits:

Exhibit 1.8        Device and Specifications
Exhibit 1.15        Formulation Technology
Exhibit 1.20.2        Licensed Patents
Exhibit 4.1.1        Product Development Plan
Exhibit 4.1.2        Device Development Plan
Exhibit 5.1        Technology Transfer Plan
Exhibit 5.3        Development Information to be Shared with SNBL
Exhibit 6.3        Supply Term Sheet
Exhibit 8.2        Joint Press Release

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.8

Device and Specifications

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.15

Formulation Technology

SNBL’s proprietary inhalable dry powder pharmaceutical formulations [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.20.2

Licensed Patents

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 4.1.1

Draft Product Development Plan
Best estimates
To be finalized after JDC review

Table of Contents

Assumptions…………………………………………………………………………………….47
Gantt chart……………………………………………………………………………………....48
Plan outline…………………………………………………………………………...………... 49

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Assumptions

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Plan Overview (Gantt chart)
[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Plan outline
[***] [4 pages]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Exhibit 4.1.2

Device Development Plan

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Exhibit 5.1

Technology Transfer Plan

Promptly after the Effective Date, SNBL will transfer the following materials to BHL:

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Exhibit 5.3

Development Information to be Shared with SNBL

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Exhibit 6.3

Commercial Supply Term Sheet

The following term sheet (this “Term Sheet”) summarizes the terms and conditions of a proposed definitive supply agreement (the “Supply Agreement”) pursuant to Section 6.3 of the Agreement. Unless defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

Supply Obligation:
SNBL shall use Commercially Reasonable Efforts to supply all of TRANSCEPT’s and its sublicensees’ requirements of the Device to manufacture finished Product for all Phase III Clinical Trials, all further development activities and commercialization of Product, subject to the terms and conditions of the Supply Agreement.

Subject to the terms specified under “Failure to Supply” below, TRANSCEPT and its sublicensees shall exclusively purchase their requirements of the Device to manufacture finished Product for all Phase III Clinical Trials, all further development activities and all commercialization of Product from SNBL.

Pricing and Payment:
The price for the Device supplied by SNBL to TRANSCEPT under the Supply Agreement will be [***].

In the event the per unit price for the Device [***] is lower than [***] of the per unit price [***], SNBL will [***]. This paragraph shall not apply with respect to any price [***].

The Supply Agreement will further include a [***], which [***] will be determined based on [***].

TRANSCEPT shall pay to SNBL the amount invoiced for any shipment of Devices within [***] days after the applicable invoice date. SNBL will invoice TRANSCEPT upon shipment.

Forecasting and Purchase Orders:
Each calendar month during the term of the Supply Agreement, TRANSCEPT shall provide to SNBL a rolling forecast of its anticipated orders of Devices for the following [***] months.

The first [***] months of each such forecast will be binding on the Parties (the “Binding Forecast”).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Product Compliance; Quality Assurance:
SNBL warrants that any Device supplied pursuant to the Supply Agreement shall, at the time of delivery by SNBL: (a) have been manufactured in accordance with cGMPs and all applicable Laws, and (b) comply with the Device Specifications (including specifications for labels and packaging thereof) and the information shown on the certificate of analysis provided for the particular shipment, in each case in all material aspects.

The Parties will negotiate and enter into a separate quality agreement setting forth quality assurance and quality control practices that are standard in the medical device manufacturing industry and mutually agreed by the Parties.

Acceptance and Rejection:
Within [***] days following receipt of each delivery of Device supplied under the Supply Agreement, TRANSCEPT or its designee may conduct an inspection of the Device and may reject such quantities of the Device on the grounds that such quantities (i) fail to conform with the applicable shipping requirements as specified under the applicable purchase order placed by TRANSCEPT or its designee in accordance with the Supply Agreement or (ii) fail to conform to any product warranty for the Device provided under the Supply Agreement (“Non-Conforming Devices”). TRANSCEPT shall notify SNBL in writing of any Non-Conforming Devices within such [***] day period following receipt of each delivery of Device supplied under the Supply Agreement or, if such nonconformity is not evident upon reasonable physical inspection, within [***] days after discovery of such nonconformity. To the extent such Devices constitute Non-Conforming Devices, SNBL shall promptly replace, at its expense, each such Non-Conforming Device with a Device conforming to the product warranties for the Device provided under the Supply Agreement. Upon request from SNBL, TRANSCEPT shall return any Non-Conforming Device in accordance with SNBL’s instructions at SNBL’s expense.

If the Parties disagree as to whether any quantities of Devices are Non-Conforming Devices, TRANSCEPT shall submit a sample of the relevant shipment of Non-Conforming Devices to an independent testing laboratory of recognized repute selected by TRANSCEPT and approved by SNBL, such approval not to be unreasonably withheld, delayed or conditioned, for analysis of whether such Device constitutes a Non-Conforming Device. The costs associated with such analysis by such independent testing laboratory will be paid by the Party whose assessment of whether the Device constituted a non-Conforming Device was mistaken. The determination by the independent testing laboratory, unless clearly erroneous, will be final and binding.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Recalls:
TRANSCEPT shall have the sole responsibility for, and sole control over, initiating and managing any recall or withdrawal of any Product, provided that TRANSCEPT shall consult with SNBL and adopt its reasonable comments and suggestions with respect to any recall or withdrawal of Product to the extent resulting from the Device component of Product. At TRANSCEPT’s request, SNBL shall cooperate and provide assistance in connection with any such recall or withdrawal. Any such recall or withdrawal, including any assistance provided by SNBL, shall be at TRANSCEPT sole expense, except to the extent that any such recall or withdrawal is a result of any breach of Product warranties for Device or SNBL’s negligence or intentional misconduct.

Failure to Supply:
A “Failure to Supply” shall be deemed to occur if SNBL fails to supply to TRANSCEPT and its sublicensees at least [***] of the quantity of Devices ordered by TRANSCEPT and its sublicensees in accordance with the then-current Binding Forecast that meet the Device Specifications during [***], which failure has not been completely cured within [***] thereafter.

In the event of a Failure to Supply, (i) if one or more Backup CMO(s) have been established pursuant to the Section 6.3.3 of the Agreement, the restriction on quantities that may be supplied by such Backup CMO(s) set forth in that section shall no longer have any effect, or (ii) if one or more Backup CMO(s) have not been established pursuant to Section 6.3.3 of the Agreement, the Parties shall qualify and establish one or more Backup CMO(s) subject to similar terms and conditions set forth in Section 6.3.3, except that TRANSCEPT shall have the right to supply its and its sublicensee’s requirements for the Device using such Backup CMO(s) without the restriction on quantities set forth in Section 6.3.3 of the Agreement.

Intellectual Property Ownership:	Ownership of any Inventions developed under the Supply Agreement shall be governed by the terms of the Agreement.
Term and Termination:
The term of the Supply Agreement shall be specified in the Supply Agreement.

Either Party may terminate the Supply Agreement for the other Party’s material breach of the Supply Agreement which material breach is not cured within 90 days of receiving the breaching Party’s notice thereof or insolvency.

The Supply Agreement shall contain usual and customary provisions covering the effects of termination or expiration of the Supply Agreement, including any obligations of the Parties that survive such termination or expiration.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Assignment:
Either Party may assign the Supply Agreement or any of its rights or obligations thereunder (a) to any Affiliate of such Party, provided that the assigning Party shall remain responsible for the acts and omissions of such Affiliate; or (b) to any Third Party that succeeds to all or substantially all of the business or assets of such Party to which the Supply Agreement pertains (whether by merger, reorganization, acquisition, sale, operation of law or otherwise); provided that any permitted assignee assumes in writing all of the assigning Party’s obligations under the Supply Agreement.

No other assignment will be allowed without the prior written consent of the other Party

Governing Law:	This term sheet and the Supply Agreement shall be governed by the laws of the State of New York, without reference to conflicts of laws principles.
Other Terms:	The Supply Agreement shall contain terms and conditions typically contained in agreements governing the supply of medical devices.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Exhibit 8.2

Joint Press Release

TRANSCEPT AND SHIN NIPPON BIOMEDICAL LABORATORIES ANNOUNCE GLOBAL LICENSING AGREEMENT FOR
ADVANCED ACUTE MIGRAINE TREATMENT

TO-2070 is new migraine treatment with a profile promising meaningful therapeutic advantages in an easy-to-use, self-administered dosage form

POINT RICHMOND, CA and TOKYO, JAPAN; September XX, 2013 – Transcept Pharmaceuticals, Inc. (NASDAQ: TSPT), and Shin Nippon Biomedical Laboratories, Ltd (“SNBL”), today announced that the companies have entered into an exclusive worldwide licensing agreement for a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug. The agreement grants Transcept the global development and commercialization rights to the product candidate, designated TO-2070, which is expected to offer a new and potentially improved approach to the treatment of acute migraine. Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation. TO-2070 is designed to provide these benefits at a relatively low cost via a unique and proprietary nasal powder spray delivery system that can be easily self-administered by patients.

Under the terms of the agreement, Transcept has also agreed to pay SNBL an upfront technology license fee of $1 million, development milestones totaling $6.5 million through New Drug Application (NDA) approval and, following the launch of the product, commercialization milestones tied to the achievement of specified annual sales levels totaling up to $35 million. Additionally, Transcept will pay tiered, low double-digit royalties on annual net sales. The parties anticipate entering into further agreements under which SNBL would supply Transcept with nasal powder delivery devices and would provide Transcept with certain preclinical and clinical services to support TO-2070 development.

Glenn A. Oclassen, President and CEO of Transcept, stated as follows: “For more than 55 years, SNBL has been a leader in the field of biopharmaceutical research, and this nasal powder spray delivery system is the latest example of its innovative spirit. Our TO-2070 agreement enables Transcept and SNBL to work together to develop a potentially important new therapeutic for acute migraine, which is among the most common neurological disorders. There are approximately 30 million migraine cases each year in the United States alone, and we estimate that the worldwide therapeutic market is over $3 billion. However, current treatment options are not adequate to meet

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

the needs of patients. We believe that TO-2070 represents a significant potential therapeutic advance that could offer patients and physicians rapid and meaningful relief of migraine symptoms. TO-2070 will offer these advantages in a DHE treatment system that does not have the problems associated with intranasal liquid, injectable or pulmonary delivery, that can be conveniently self-administered, and that has a relatively low manufacturing cost.”

DHE is a well-established acute migraine treatment, especially among migraine specialists, and has been approved for use in the United States since 1946. However, it has poor oral bioavailability and is not available in an oral dosage form. Instead, DHE is generally administered via subcutaneous (SC), intramuscular (IM) or intravenous (IV) injection. It is also available as a liquid nasal spray; however, the performance of that product is limited by an inconvenient administration regimen, slow onset of relief, inconsistent absorption, post-nasal drip and bitter taste. A DHE product that is delivered via pulmonary inhalation is under review by the Food and Drug Administration.

TO-2070 is based on a breakthrough fast-acting nasal drug delivery technology created by SNBL that combines a novel muco-adhesive powder drug carrier with a proprietary nasal powder spray delivery device. This system is the product of a decade-long SNBL internal development program with the objective of unlocking the significant market potential for nasal drug delivery by overcoming many of the obstacles that have limited its application to date. Unlike previous nasal drug delivery technologies, the SNBL system is able to consistently deliver drug into the nasal cavity with each administration and hold it in place on the nasal mucosa to enable enhanced absorption into the bloodstream. Delivery of the dry powder drug formulation to the nasal mucosa via the specially designed device nozzle is achieved by simply squeezing the device. Unlike other dry powder nasal delivery systems, there is no need for patients to blow into or otherwise manipulate the SNBL device. The SNBL system avoids delivery of drug formulation to the lungs and thereby mitigates potential safety issues associated with the pulmonary route of delivery. Animal model data have shown pharmacokinetic (PK) results that are similar to subcutaneous and intramuscular drug administration of DHE, suggesting the potential for migraine relief heretofore achievable only with injectable DHE dosage forms. Furthermore, the easy-to-use delivery device allows patients to self-administer their treatment without the need to manipulate complicated devices, or to visit their physician or emergency room.

“The decision by Transcept to license this promising new migraine therapeutic provides an important validation for our breakthrough drug delivery platform, which we believe is positioned to trigger a renewed focus on the broad potential of nasal drug delivery. We believe that this new relationship with Transcept, with its track record of successfully advancing a neuroscience product all the way through NDA approval, provides an ideal opportunity to bring our novel technology to market,” said Ryoichi Nagata M.D. Ph.D., SNBL CEO and President.

Alan Rapoport, M.D., Clinical Professor of Neurology at the David Geffen School of Medicine at UCLA, Los Angeles, CA, and President of the International Headache Society commented: “DHE has proven to be an excellent treatment for many of the migraine patients who have tried it.  This medication can work quickly depending on how it is administered, provides long-lasting relief, has demonstrated a low migraine recurrence rate and can be effectively administered late in the migraine process.  Despite these important advantages, the therapeutic impact of DHE has been somewhat

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

limited by challenges associated with the effective delivery of the drug.  With this in mind, a novel delivery system that enables the administration of DHE in a convenient way and offers patients rapid and sustained migraine relief, would represent an important advance in the treatment of migraine.”

Based on the long history of use and established safety profile of DHE, and the data from the animal model PK study indicating that TO-2070 has the potential to deliver therapeutic doses of DHE as rapidly as an IM or SC injection, Transcept is planning the first human PK study for the second half of 2014. This study is expected to be followed by a meeting with FDA to discuss how Transcept intends to pursue a 505(b)(2) regulatory pathway for TO-2070. Transcept believes that this regulatory strategy provides key development benefits associated with reduced cost, mitigated risk and potentially expedited approval.

In addition to TO-2070, Transcept and SNBL are evaluating further potential opportunities for new neuroscience products incorporating the SNBL technology that would deliver meaningful clinical benefits to patients.

About Transcept
Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products to address important therapeutic needs in the field of neuroscience. The company’s lead development candidate is TO-2070, a novel, rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug. Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation.

In addition to advancing TO-2070, Transcept is continuing to evaluate opportunities to supplement its development pipeline with new programs appropriate to its area of expertise. The company’s management team developed Intermezzo® from concept to its approval by the FDA in 2011. Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

About Shin Nippon Biomedical Laboratories (SNBL)
For more than 55 years, SNBL has been a leader in providing development services to biopharmaceutical companies, generating high quality data with the exceptional precision needed to rapidly advance new medical therapies and innovations that improve patients’ lives.

In addition to providing services, SNBL has a Translational Research business, which utilizes its development capabilities to develop value-adding technologies and provides them to the pharmaceutical and medical industry.  Under such business, SNBL has developed μco™ System, a novel intranasal drug delivery technology platform, to provide effective delivery solutions to pharmaceutical products. For further information about SNBL, please visit http://www.snbl.com. For information about SNBL's nasal drug delivery technology, please visit http://www.snbl-nds.co.jp/en/.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution Copy

Forward Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties regarding Transcept.  All statements, other than statements of historical facts, included in this press release regarding Transcept’s strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements.  Examples of such statements include, but are not limited to, statements relating to the following:  TO-2070 offers a new and improved approach to the treatment of acute migraine; the potential for TO-2070 to be superior to existing migraine treatments, including by offering significant benefits at relatively low cost; the benefits and nature of SNBL’s nasal drug delivery system with respect to TO-2070 and as compared to existing delivery systems, including convenience, cost, ease of self-administration, safety and speed; the amount, timing and nature of payments by Transcept to SNBL under the TO-2070 licensing agreement; the nature of Transcept’s relationship and collaboration with SNBL and market opportunities pursuant to such relationship; Transcept’s estimates regarding the potential size of the market for migraine treatments; beliefs regarding the inadequacy of existing treatment options for migraine; the potential market importance of TO-2070 and SNBL’s nasal drug delivery system; the occurrence and timing of Transcept’s planned FDA meeting and initial human PK study relating to TO-2070; and the potential benefits of Transcept’s regulatory strategy. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in its forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements.  Various important factors relating to Transcept could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; Transcept’s dependence on its collaboration with Purdue; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo; Transcept’s ability to identify and finance additional product candidates for in-licensing or acquisition; and the ability of Transcept to obtain additional funding, if needed, to support its business activities.   These and other risks are described in greater detail in the "Risk Factors" section of Transcept periodic reports filed with the SEC .  Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make.  Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Transcept Pharmaceuticals, Inc.	Vida Strategic Partners (media)
Leone Patterson	Tim Brons
Vice President, Chief Financial Officer	Executive Vice President
(510) 215-3500	(415) 675-7402
lpatterson@transcept.com	tbrons@vidasp.com

Shin Nippon Biomedical Laboratories, Ltd.
Shunji Haruta, Ph.D.
General Manager, NDS Division
haruta-shunji@snbl.co.jp

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.